Exhibit 10.2

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 21, 2012

Among

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

as Borrower

KANSAS CITY SOUTHERN

as Parent

THE GUARANTORS NAMED HEREIN

as Guarantors

and

THE INITIAL LENDERS, INITIAL ISSUING BANK AND SWING LINE BANK NAMED HEREIN

as Initial Lenders, Initial Issuing Bank and Swing Line Bank

and

THE BANK OF NOVA SCOTIA

as Collateral Agent

and

THE BANK OF NOVA SCOTIA

as Administrative Agent

and

BANK OF AMERICA, N.A.,

as Syndication Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

J.P. MORGAN SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunning Managers

Amended and Restated KCSR Credit Agreement

T A B L E    O F    C O N T E N T S

Amended and Restated KCSR Credit Agreement

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SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule III		Unrestricted Subsidiaries
Schedule IV		Mortgaged Property
Schedule 1.01(a)	-	Surviving Debt
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(q)	-	Environmental Disclosure
Schedule 4.01(s)	-	Owned Real Property
Schedule 4.01(t)	-	Leased Real Property (Lessee)
Schedule 5.01(i)(ii)	-	Post Closing Actions
Schedule 5.02(a)(iii)		Existing Liens
Schedule 5.02(f)(iv)		Existing Investments

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term A Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Affiliate Subordination Agreement
Exhibit F	-	Form of Solvency Certificate
Exhibit G-1	-	Form of Opinion of Counsel to the Loan Parties
Exhibit G-2	-	Form of Opinion of Special STB Counsel to the Loan Parties
Exhibit G-3	-	Form of Opinion of Local Counsel to the Loan Parties
Exhibit H	-	Form of Guaranty Supplement

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of November 21, 2012 among The Kansas City Southern Railway Company, a Missouri corporation (the “Borrower”), Kansas City Southern, a Delaware corporation (the “Parent”), the Subsidiary Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Issuing Bank (as hereinafter defined), the Swing Line Bank (as hereinafter defined), The Bank of Nova Scotia (“BNS”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), BNS, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent and the Syndication Agent, the “Agents”) for the Lender Parties (as hereinafter defined), Bank of America, N.A. (“Bank of America”), as syndication agent (the “Syndication Agent”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunning managers (the “Lead Arranger”).

PRELIMINARY STATEMENTS:

1. As of the Original Effective Date (as defined below), certain of the Lenders and other financial institutions extended credit to the Borrower in an aggregate principal amount of up to $500,000,000 in the form of Term Advances, Revolving Credit Advances, Swing Line Advances or Letter of Credit Advances (each, as defined in the Original Credit Agreement referred to below) upon the terms and conditions set forth in the Original Credit Agreement.

2. On the Additional Term A Effective Date (as defined below), the Borrower requested, and certain of the Lenders and certain other financial institutions (the “Additional Term A Lenders”) agreed to make Additional Term A Advances in an aggregate principal amount of up to $275,000,000 to the Borrower upon the terms and conditions set forth in that certain Amendment No. 1 and Additional Term Advance Agreement, dated as of February 24, 2012 (the “Additional Term A Agreement”), among the Borrower, the Parent, the Subsidiary Guarantors party thereto, the Additional Term A Lenders, the Issuing Bank, the Swing Line Bank, the Collateral Agent, the Administrative Agent and certain other financial institutions party thereto.

3. The Borrower has requested, and the Lenders party hereto on the Restatement Effective Date (as defined below) have agreed, that the Original Credit Agreement as amended by the Additional Term A Agreement (the “Existing Credit Agreement”) be amended and restated as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Discount” has the meaning specified in Section 2.06(a)(ii)(C)(2).

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“Acceptable Prepayment Amount” has the meaning specified in Section 2.06(a)(ii)(C)(3).

“Acceptance and Prepayment Notice” has the meaning specified in Section 2.06(a)(ii)(C)(2).

“Acceptance Date” has the meaning specified in Section 2.06(a)(ii)(C)(2).

“Additional Guarantors” has the meaning specified in Section 8.05.

“Additional Term A Advances” has the meaning specified in Section 2.01(a)(ii).

“Additional Term A Agreement” has the meaning specified in the Preliminary Statements.

“Additional Term A Commitment” means, with respect to any Additional Term A Lender at any time, the amount set forth opposite such Lender’s name on Schedule I to the Additional Term A Agreement under the caption “Initial Additional Term A Commitment” or “Delayed Draw Additional Term A Commitment”. The aggregate amount of the Additional Term A Commitments as of the Additional Term A Effective Date was $275,000,000.

“Additional Term A Effective Date” means February 24, 2012.

“Additional Term A Lenders” has the meaning specified in the Preliminary Statements.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Advance” means a Term Advance, a Revolving Credit Advance, a Swing Line Advance, a Letter of Credit Advance or an Extended Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Affiliate Subordination Agreement” means an affiliate subordination agreement, in substantially the form of Exhibit E hereto, as amended.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“All-in Yield” means, as to any Debt, the yield thereon, whether in the form of interest rate, margin, OID, up-front fees or any “floor” for Eurodollar Rate or Base Rate applicable thereto greater than that, if any, applicable to the existing Term A Advances or Revolving Credit Advances, as applicable, (with such increased “floor” amount being equated to an increase in

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interest margins); provided that OID and up-front fees shall be equated to interest rate assuming the shorter of (i) the weighted average life to maturity of such Debt and (ii) an assumed 4-year life to maturity; and provided further that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees paid to arrangers or any other fees (including, without limitation, customary consent fees that are paid generally to consenting Lenders in respect of consents required by this Agreement to permit the incurrence of such Debt) that are not paid ratably to the market for such Debt.

“Applicable Commitment Fee Rate” means (a) from and after an Extension, with respect to any Extended Revolving Credit Commitments and Extended Revolving Credit Advances, the Applicable Commitment Fee Rate for such Extended Revolving Credit Commitments and Extended Revolving Credit Advances shall be those set forth in the applicable definitive documentation thereof and (b) before an Extension:

(I) until the first date on which the Ratings shall reach at least two of the following three minimum levels: (x) BBB by Fitch, (y) BBB by S&P, and (z) Baa2 by Moody’s, in respect of the Revolving Credit Facility, a percentage as set forth below per annum determined by reference to the Leverage Ratio as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 5.03(b) or Section 5.03(c):

Leverage Ratio	Applicable Commitment Fee Rate
Level I less than 1.00: 1.00	0.20%
Level II greater than or equal to 1.00: 1.00 but less than 2.25:1.00	0.25%
Level III greater than or equal to 2.25: 1.00 but less than 2.75: 1.00	0.30%
Level IV greater than or equal to 2.75: 1.00 but less than 3.50:1.00	0.35%
Level V greater than or equal to 3.50: 1.00	0.45%

; provided, however, that any increase or decrease in the Applicable Commitment Fee Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date an officer’s certificate is delivered pursuant to Section 5.03(b) or (c); provided, further, that if such officer’s certificate is not delivered when due in accordance with such Section, then until the first Business Day after the date on which such officer’s certificate is delivered, Level V shall apply as of the first Business Day after the date on which such officer’s certificate was required to have been delivered; and

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(II) on and from the first date on which the Ratings shall reach at least two of the following three minimum levels: (x) BBB by Fitch, (y) BBB by S&P, and (z) Baa2 by Moody’s, a percentage as set forth below per annum determined by reference to the Borrower’s Ratings then in effect:

Ratings	Applicable Commitment Fee Rate
Level I BBB+/Baa1 or higher	0.175%
Level II BBB/Baa2 or higher (but lower than Level I)	0.20%
Level III BBB-/Baa3 or lower or unrated	0.225%

For purposes hereof, (a) if only one of Fitch, S&P and Moody’s shall have in effect a Rating, the Applicable Commitment Fee Rate shall be determined by reference to the available Rating; (b) if none of Fitch, S&P and Moody’s shall have in effect a Rating, the Applicable Commitment Fee Rate will be set in accordance with the lowest level of Ratings set forth above; (c) if only two of Fitch, S&P and Moody’s shall have in effect a Rating, the Applicable Commitment Fee Rate shall be determined by reference to the higher Rating unless such Ratings differ by (x) two or three levels, in which case the applicable Rating will be deemed to be the Rating one level below the higher of such Ratings or (y) more than three levels, in which case the applicable Rating will be deemed to be the Rating one level above the lower of such Ratings; (d) if all three Rating Agencies have established Ratings and the Ratings shall fall within two different levels, the Applicable Commitment Fee Rate shall be based upon the Rating assigned by two of such Rating Agencies, or if the Ratings shall fall within three different levels, the Applicable Commitment Fee Rate shall be based upon the middle Rating; (e) if any Rating established by Fitch, S&P or Moody’s shall be changed, such change shall be effective as of the Business Day following the date on which such change is first announced publicly by the Rating Agency making such change; and (f) if Fitch, S&P or Moody’s shall change the basis on which Ratings are established, each reference to the Rating announced by Fitch, S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by Fitch, S&P or Moody’s, as the case may be or, if there is no equivalent or such change would otherwise result in a change in the Applicable Commitment Fee Rate, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating basis and, pending the effectiveness of any such amendment, the Applicable Commitment Fee Rate shall be determined by reference to the Ratings of the other Rating Agencies (or, if the circumstances referred to in this clause (f) shall affect all such Rating Agencies, the Ratings most recently in effect prior to such change).

“Applicable Discount” has the meaning specified in Section 2.06(a)(ii)(B)(2).

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means:

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(a) in respect of the Swing Line Facility, the Base Rate plus the Applicable Margin for Base Rate Advances under the Revolving Credit Facility;

(b) from and after an Extension, with respect to any Extended Advances, the Applicable Margins for such Extended Advances shall be those specified in the applicable definitive documentation thereof; and

(c) in respect of the other Facilities, (I) until the first date on which the Ratings shall reach at least two of the following three minimum levels: (x) BBB by Fitch, (y) BBB by S&P, and (z) Baa2 by Moody’s, (i) in respect of the Additional Term A Advances, 0.25% per annum for Base Rate Advances and 1.25% per annum for Eurodollar Rate Advances, (ii) in respect of the Original Term A Advances and the Revolving Credit Facility, a percentage as set forth below per annum determined by reference to the Leverage Ratio, as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 5.03(b) or Section 5.03(c):

Leverage Ratio	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
Level I less than 1.00: 1.00	0.25%	1.25%
Level II greater than or equal to 1.00: 1.00 but less than 2.25:1.00	0.50%	1.50%
Level III greater than or equal to 2.25: 1.00 but less than 2.75: 1.00	0.75%	1.75%
Level IV greater than or equal to 2.75: 1.00 but less than 3.50:1.00	1.00%	2.00%
Level V greater than or equal to 3.50: 1.00	1.50%	2.50%

In respect of the Term A Facility and the Revolving Credit Facility, after the first date after the Original Effective Date on which the Borrower delivers the financial statements and related certificates and schedules required pursuant to Section 5.03 (b) or (c), the Applicable Margin for each Base Rate Advance thereunder and the Applicable Margin for each Eurodollar Rate Advance thereunder shall be determined by reference to the Leverage Ratio, in effect on the first day of each Interest Period for such Advance as reflected on the most recent financial statements delivered pursuant to Sections 5.03(b) or (c), as the case may be; provided, however, that (A) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the chief financial officer or treasurer of the Borrower demonstrating such Leverage Ratio; provided, further, that if such officer’s certificate is not delivered when due in accordance with such Section, then until the

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first Business Day after the date on which such officer’s certificate is delivered, Level V shall apply as of the first Business Day after the date on which such officer’s certificate was required to have been delivered; and

(II) from and after the first date on which the Ratings shall reach at least two of the following three minimum levels: (x) BBB by Fitch, (y) BBB by S&P, and (z) Baa2 by Moody’s, a percentage as set forth below per annum determined by reference to the Borrower’s Ratings then in effect:

Ratings	Applicable Margin for Base Rate Advances		Applicable Margin for Eurodollar Rate Advances
	Original Term A Advances / Revolving Credit Facility	Additional Term A Advances	Original Term A Advances / Revolving Credit Facility	Additional Term A Advances
Level I BBB+/Baa1 or higher	0.125%	0.125%	1.125%	1.125%
Level II BBB/Baa2 or higher (but lower than Level I)	0.25%	0.25%	1.25%	1.25%
Level III BBB-/Baa3 or lower or unrated	0.50%	0.25%	1.50%	1.25%

For purposes hereof, (a) if only one of Fitch, S&P and Moody’s shall have in effect a Rating, the Applicable Margin shall be determined by reference to the available Rating; (b) if none of Fitch, S&P and Moody’s shall have in effect a Rating, the Applicable Margin will be set in accordance with the lowest level of Ratings set forth above; (c) if only two of Fitch, S&P and Moody’s shall have in effect a Rating, the Applicable Margin shall be determined by reference to the higher Rating unless such Ratings differ by (x) two or three levels, in which case the applicable Rating will be deemed to be the Rating one level below the higher of such Ratings or (y) more than three levels, in which case the applicable Rating will be deemed to be the Rating one level above the lower of such Ratings; (d) if all three Rating Agencies have established Ratings and the Ratings shall fall within two different levels, the Applicable Margin shall be based upon the Rating assigned by two of such Rating Agencies, or if the Ratings shall fall within three different levels, the Applicable Margin shall be based upon the middle Rating; (e) if any Rating established by Fitch, S&P or Moody’s shall be changed, such change shall be effective as of the Business Day following the date on which such change is first announced publicly by the Rating Agency making such change; and (f) if Fitch, S&P or Moody’s shall change the basis on which Ratings are established, each reference to the Rating announced by Fitch, S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by Fitch, S&P or Moody’s, as the case may be or, if there is no equivalent or such change would otherwise result in a change in the Applicable Margin, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating basis and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Ratings of the other Rating Agencies (or, if the circumstances referred to in this clause (f) shall affect all such Rating Agencies, the Ratings most recently in effect prior to such change).

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“Appropriate Lender” means, at any time, with respect to (a) any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or has made an Advance with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender Party, (ii) an Affiliate of a Lender Party or (iii) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Attributable Debt” means, in connection with any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the discount rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Advance Prepayment pursuant to Section 2.06(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Basket Amount” means, at any time (the “Reference Date”) and, in each case, without duplication, the sum of:

(a) $200,000,000; plus

(b) 50% of cumulative Consolidated Net Income for the Available Basket Amount Reference Period (which amount shall not be less than zero); plus

(c) the amount of cash actually paid in the form of dividends or other distributions by any Person that is not a Measured Entity, including, without limitation, Panama Canal Railway Company, Kansas City Southern de México, S.A. de C.V. and Southern Capital Corporation, LLC, to any Measured Entity during the Available Basket Amount Reference Period; plus

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(d) the aggregate amount of Net Equity Proceeds received during the Available Basket Amount Reference Period; minus

(e) the aggregate amount of any Restricted Payments made pursuant to Section 5.02(g)(v) (to the extent applicable) during the period following the Original Effective Date and ending on the Reference Date; minus

(f) the aggregate amount of any prepayment, redemption, purchase, defeasance or other satisfaction of Material Debt with a scheduled maturity date later than the earliest Termination Date made pursuant to Section 5.02(i)(vi)(to the extent applicable) during the period following the Original Effective Date and ending on the Reference Date; minus

(g) the aggregate amount of any Investments made pursuant to Section 5.02(f)(xv) during the period following the Original Effective Date and ending on the Reference Date.

“Available Basket Amount Reference Period” means, with respect to any Reference Date, the period commencing on January 1, 2011 and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.03(b) and (c).

“Bank of America” has the meaning specified in the recital of parties to this Agreement.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title II, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by the Administrative Agent in New York, New York, from time to time, as the Administrative Agent’s base or prime commercial lending rate at such time;

(b)  1/2 of 1% per annum above the Federal Funds Rate; and

(c) the Eurodollar Rate for an Interest Period of one month as of such time plus 1%.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“BNS” has the meaning specified in the recital of parties to this Agreement.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing.

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“Business Day” means any day that is not a Saturday or Sunday or any other day on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, any day on which dealings are carried on in the London interbank market.

“Capitalized Lease Obligations” means with respect to any Person, the Obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP and the amount of such Obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances in an amount equal to 103% of such L/C Obligations or obligations or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” of any Person means any of the following, to the extent owned by such Person: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500 million, in each case, having a maturity of not greater than 180 days from the date of acquisition thereof, (c) commercial paper maturing within 270 days from the date of acquisition thereof in an aggregate amount of no more than $20 million per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated, at the time of acquisition, at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (d) Investments, classified in accordance with GAAP as Current Assets of such Person, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest commercial paper rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition, (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above, or (f) such other liquid investments as shall be approved by the Administrative Agent.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender Party or an Affiliate of a Lender Party or (b) any Lender Party or Affiliate of a Lender Party that has entered into a Cash Management Agreement prior to

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the Original Effective Date, in each case in its capacity as a party to such Cash Management Agreement.

“Caymex” means Caymex Transportation, Inc., a Delaware corporation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to have occurred if (i) at any time, less than 75% of the members of the board of directors of the Parent shall be (A) individuals who are members of such board on the Restatement Effective Date or (B) individuals whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least 75% of the members of the board then still in office who are members of the board on the Restatement Effective Date (or whose election or nomination has been approved as provided in this clause (B)), (ii) at any time, any person, or any two or more persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of Equity Interests of the Parent, shall become, according to public announcement or filing, the “beneficial owner” (as defined in Rule 13d-3 issued under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent representing 30% or more (calculated in accordance with such Rule 13d-3) of the combined voting power of the Parent’s then outstanding voting securities, (iii) any Person other than the Parent shall acquire ownership, directly or indirectly, beneficially or of record of any Equity Interests of the Borrower or (iv) a “Change of Control” (or similar event), as such term may be defined in any indenture or other agreement or instrument governing Material Debt, shall have occurred.

“Class” when used in reference to (a) any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Advances made under the Term A Facility, the Revolving Credit Facility or any Incremental Facility or any tranche of Other Advances, (b) any Commitment, refers to whether such Commitment is a Term A Commitment, Revolving Credit Commitment or any Other Commitment relating to any tranche of Other Advances, or a Commitment in respect of a Class of Advances to be made pursuant to an Incremental Facility and (c) any Lender, refers to whether such Lender has an Advance or Commitment with respect to a particular Class of Advances or Commitments. The Term A Advances, the Revolving Credit Advances, the Other Advances and Advances under any Incremental Facility that have different terms and conditions shall be construed to be in different Classes.

“Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

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“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.

“Collateral Documents” means the Security Agreement, the Mortgages, the Mortgage Amendments, each of the collateral documents, instruments and agreements delivered pursuant to Sections 3.01(a)(iii), 5.01(h) and 5.01(i) (including, without limitation, any documents substantially similar to the Collateral Documents in effect on the date hereof which have been executed and delivered to reinstate the security interests pursuant to Sections 5.01(h) and 5.01(j)), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Revolving Credit Commitment, a Swing Line Commitment or a Letter of Credit Commitment.

“Commitment Fee” has the meaning specified in Section 2.08(a).

“Company Parties” means the collective reference to the Parent and its Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender Party in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender Party of its obligations hereunder or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender Party’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense (including imputed interest expense in respect of Capitalized Lease Obligations, but excluding amortization of deferred financing costs) of the Measured Entities for such period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss of the Measured Entities for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) solely for the purposes of calculating the Available Basket Amount, the income of any Person that is not a Measured Entity, including, without limitation, Panama Canal Railway Company, Kansas City Southern de México, S.A. de C.V. and Southern Capital Corporation, LLC, (b) the income or loss of any Person accrued prior to the date it becomes a Measured Entity or is merged into or consolidated with a Measured Entity or the date that such Person’s assets are acquired by a Measured Entity, (c) any debt retirement costs and (d) extraordinary gains and extraordinary losses.

“Consolidated Net Tangible Assets” means, with respect to any Person, as of any date of determination, the Total Assets less the sum of goodwill and other intangible assets, in each case reflected on the Consolidated balance sheet of the Measured Entities as of the end of the most recently ended fiscal quarter of such Person for which financial statements have been delivered to

15	Amended and Restated KCSR Credit Agreement

the Administrative Agent pursuant to Section 5.03(b) or (c), as applicable, determined on a Consolidated basis.

“Consolidated Net Worth” means, on any date, the stockholders’ equity of the Parent and its Subsidiaries on such date, determined on a Consolidated basis in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) under Standby Letters of Credit or (v) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include customary and reasonable indemnity obligations under any contractual obligation permitted under this Agreement, including, but not limited to, contractual obligations in respect of any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than any such obligations with respect to Debt). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any of its Subsidiaries, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Credit Agreement Refinancing Debt” means secured or unsecured Debt (whether in the form of notes or term loans or otherwise) of the Borrower issued after the Restatement Effective Date to replace, refinance or exchange for, in whole or in part, the Term Advances or the Revolving Credit Facility; provided that (a) in the case such Debt replaces, refinances or is exchanged for, in whole or in part, the Term Advances, such Debt shall not mature prior to the latest Termination Date with respect to the Term Advances (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration right after an event of default), and shall not have a weighted average life to maturity shorter than that

16	Amended and Restated KCSR Credit Agreement

of such Term Advances, (b) in the case such Debt is in the form of any revolving credit facility that replaces, refinances or is exchanged for, in whole or in part, the Revolving Credit Facility, such Debt shall not have a maturity date prior to the Termination Date with respect to the Revolving Credit Facility, (c) 100% of the Net Cash Proceeds of such Debt shall be applied, on the date of the incurrence thereof, to prepay the Facilities, (d) the covenants, events of default, guarantees, collateral and other terms and conditions of which (other than pricing, optional prepayment and redemption premiums, and other than other provisions applicable only to periods after the extant latest Termination Date) are either substantially identical to those in this Agreement or, taken as a whole, not more favorable to the creditors providing such Debt than those in this Agreement are to the Lenders, (e) the obligations in respect thereof shall not be secured by any Lien on any asset of the Parent, the Borrower, any Subsidiary or any other Affiliate of the Borrower, other than any asset constituting Collateral, (f) if such Debt is secured, the security agreements securing such Debt shall be substantially the same as the Collateral Documents (with such differences as shall be reasonably satisfactory to the Administrative Agent), (g) if such Debt is intended to be secured on a pari passu basis with the Obligations under the Loan Documents, then the holders thereof, or a trustee or collateral agent on their behalf, shall have become a party to a “pari passu” intercreditor agreement with the Administrative Agent and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent, and any Liens securing or purportedly securing such Debt shall be subject to such intercreditor agreement and (h) if such Debt is intended to be secured on a junior basis to the Obligations under the Loan Documents, then the holders thereof, or a trustee or collateral agent on their behalf, shall have become a party to a “junior lien” intercreditor agreement with the Administrative Agent and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent, and any Liens securing or purportedly securing such Debt shall be subject to such intercreditor agreement. For the avoidance of doubt, it is understood and agreed that any Credit Agreement Refinancing Debt incurred during an Investment Grade Period shall be unsecured.

“Current Assets” of any Person means, at any date of determination, all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than current accounts payable incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all Obligations of such Person in respect of bankers acceptances and as an account party in respect of letters of credit and letters of guaranty, (g) all Contingent Obligations and Obligations in respect of Securitization Transactions of such Person, (h) all Obligations of such Person in respect of Disqualified Equity Interests to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP and (i) all indebtedness and other payment Obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations (provided that, if the Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Debt secured

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by such Lien and (y) the fair market value of the property to which such Lien relates). The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Debt for Borrowed Money” means, at any date of determination, the sum of (i) the aggregate principal amount of all Debt that, in accordance with GAAP, would be classified as indebtedness on the balance sheet of the Measured Entities at such date, and (ii) the aggregate amount of all Securitization Transactions of the Measured Entities at such date.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Line Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swing Line Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swing Line Bank and each Lender.

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“Delayed Draw Additional Term A Advance” means a term advance made by an Additional Term A Lender to the Borrower pursuant to the Additional Term A Agreement during the Delayed Draw Availability Period.

“Delayed Draw Additional Term A Commitment” means, with respect to each Additional Term A Lender, the commitment of such Additional Term A Lender to make Delayed Draw Additional Term A Advances to the Borrower under the Additional Term A Agreement in an aggregate principal amount not to exceed the amount set forth under the heading “Delayed Draw Additional Term A Commitment” opposite such Additional Term A Lender’s name on Schedule I to the Additional Term A Agreement. The aggregate principal amount of the Delayed Draw Additional Term A Commitments of all Additional Term A Lenders as of the Additional Term A Effective Date was $100,000,000.

“Delayed Draw Availability Period” means the period commencing on the Additional Term A Effective Date and ending on the earlier to occur of (a) 5:00 p.m. New York City time on June 30, 2012 and (b) the first date on which the Delayed Draw Additional Term A Commitments shall have been utilized or otherwise terminated.

“Designated Fixed Assets” means items of Equipment (as defined in the UCC), Equity Interests in Subsidiaries and real property (including improvements thereon) that have been designated by the Borrower in writing to the Administrative Agent as being excluded from the Collateral; provided that at each such designation the Borrower (i) shall certify to the Administrative Agent that such assets, when aggregated with the Fair Market Value which was assigned to any other assets upon designation of same pursuant to this definition, does not exceed $400,000,000 and (ii) if reasonably requested by the Administrative Agent, shall provide the Administrative Agent with factual information in reasonable detail supporting such certification.

“Discount Range” has the meaning assigned to such term in Section 2.06(a)(ii)(B)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.06(a)(ii)(B)(1).

“Discount Range Prepayment Notice” means a written notice of Discount Range Prepayment Offers made pursuant to Section 2.06(a)(ii)(B) in form satisfactory to the Auction Agent.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.06(a)(ii)(B)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.06(a)(ii)(B)(3).

“Discounted Advance Prepayment” has the meaning assigned to such term in Section 2.06(a)(ii)(A).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.06(a)(ii)(C)(3).

19	Amended and Restated KCSR Credit Agreement

“Discounted Prepayment Effective Date” means in the case of Discount Range Prepayment Offer or Solicited Discounted Prepayment Offer, five (5) Business Days following the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.06(a)(ii)(B)(1) or Section 2.06(a)(ii)(C)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or (b) is redeemable at the option of the holder thereof, or (c) provides for the scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, in whole or in part, on or prior to the date that is six months after the latest Termination Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration right after an event of default); provided, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests. Subject to the preceding proviso, the term “Disqualified Equity Interests” will also include any options, warrants or other rights that are convertible into Disqualified Equity Interests or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is six months after the latest Termination Date.

“Domestic Lending Office” means, (a) in the case of any Swingline Bank, Revolving Credit Lender or Term Lender, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto, or (b) in the case of any Lender Party, in the Assignment and Acceptance pursuant to which it became a Lender Party or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Parent which is not a Foreign Subsidiary.

“EBITDA” means, at any date of determination, the sum, determined on a Consolidated basis, of Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, including amortization of deferred financing costs, (iv) all non-recurring losses and expenses for such period which do not represent a cash item for such period and any subsequent period and (v) non-recurring cash expenses for such period in an amount not to exceed $20,000,000, minus (b) the income of any Person that is not a Measured Entity, including, without limitation, Panama Canal Railway Company, Kansas City Southern de México, S.A. de C.V. and Southern Capital Corporation, LLC, other than cash actually paid by such Person to the Measured Entities during such period in the form of dividends or other distributions, and minus (c) without duplication and to the extent included in determining such Consolidated Net Income, any non-recurring gains for such period determined in accordance with GAAP for the most recently completed Measurement Period.

“Eligible Assignee” means with respect to any Facility (other than the Letter of Credit Facility), (a) a Lender Party; (b) an Affiliate of a Lender Party, (c) an Approved Fund and (d) any

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other Person (other than an individual) approved by (x) the Administrative Agent, (y) in the case of an assignment of a Revolving Credit Commitment, the Issuing Bank and (z) unless an Event of Default under Section 6.01(a) or (f) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed, it being understood that the Borrower may withhold consent with respect to any Persons which are engaged in the freight rail transportation business in North and/or Central America, or any Person controlling, or under common control with, any such Person); provided, however, that except as otherwise provided in Section 2.06(a)(ii), neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to the environment or health and safety as such relates to exposure to Hazardous Material, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, natural resources or health and safety as such relates to exposure to Hazardous Material, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

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“ERISA Event” means (a) any Reportable Event; (b) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any member of the Controlled Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any member of the Controlled Group of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Parent or any member of the Controlled Group of any notice, or the receipt by any Multiemployer Plan from the Parent or any member of the Controlled Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); or (h) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, (a) in the case of any Swingline Bank, Revolving Credit Lender or Term Lender, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto, or (b) in the case of any Lender Party, in the Assignment and Acceptance pursuant to which it became a Lender Party (or if no other office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the LIBOR01 Page published by Reuters (or any successor page) that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period (provided that, if for any reason such rate does not appear on such page or service or such page or service shall not be available, the term “Eurodollar Rate” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining

22	Amended and Restated KCSR Credit Agreement

the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender Party, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which the Administrative Agent or such Lender Party, as the case may be, is organized or in which the principal office of the Administrative Agent or such Lender Party, as applicable, is located or, in the case of any Lender Party, in which its Applicable Lending Office is located, (b) any branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Loan Party is located, (c) in the case of a Foreign Lender Party, any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender Party at the time such Foreign Lender Party becomes a party to this Agreement (or designates a different Applicable Lending Office), except to the extent that such Foreign Lender Party (or a Lender Party assignor, if any) was entitled, at the time of designation of a different Applicable Lending Office (or the effective date of the Assignment and Acceptance pursuant to which such Foreign Lender Party becomes a party to this Agreement), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.12(a), or (ii) is attributable to such Foreign Lender Party’s failure to comply with Section 2.12(e) (other than if such failure is due to a change in law, occurring after the date on which applicable documentation originally was required to be provided), and (d) any withholding Tax imposed under Section 1471 through Section 1474 of the Internal Revenue Code (or any Treasury regulation lawfully promulgated thereunder or published administrative pronouncement issued pursuant thereto implementing such law) (“FATCA”).

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements.

“Existing Credit Facility” means each credit facility under the Existing Credit Agreement.

“Existing Obligations” means the “Obligations” under, and as defined in, the Existing Credit Agreement.

“Exiting Lender” has the meaning specified in Section 9.17.

“Extended Advance” means an Extended Term Advance or an Extended Revolving Credit Advance.

“Extended Revolving Credit Advance” means the Revolving Credit Advance of any Revolving Credit Lender extended pursuant to an Extension.

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.20(b)(ii).

23	Amended and Restated KCSR Credit Agreement

“Extended Term Advance” means the Term Advance of any Term Lender extended pursuant to an Extension.

“Extension” has the meaning specified in Section 2.20(a).

“Extension Offer” has the meaning specified in Section 2.20(a).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, consisting of proceeds of property insurance (excluding business interruption insurance), condemnation awards (and payments in lieu thereof) and proceeds received in connection with any taking under the power of eminent domain or similar proceedings, in each case relating solely to any portion of the Collateral.

“Facility” means the Term Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Fair Market Value” means, with respect to any property designated as Designated Fixed Assets at any time, (a) in the case such property has been sold or otherwise disposed of in whole (and not in part) by the Loan Parties to Persons that are not Affiliates of the Loan Parties on an arm’s-length basis, the price of such sale or other disposition and (b) in all other cases, the fair market value of such property as estimated in good faith by the Parent based on recent appraisals thereof or other relevant market data.

“FATCA” has the meaning specified in the definition of “Excluded Taxes”.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the administrative agent fee letter dated as of July 12, 2011 between the Borrower and the Administrative Agent, as amended.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fitch” means Fitch Ratings, Ltd, a division of Fitch, Inc.

“Foreign Lender Party” means any Lender Party that is not a U.S. person (as defined in Section 7701(a)(30) of the Internal Revenue Code).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations

24	Amended and Restated KCSR Credit Agreement

with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Bank, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Advances made by such Swing Line Bank other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 9.07(k).

“Guaranteed Obligations” has the meaning specified in Section 8.01(a).

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, greenhouse gases and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price hedging agreements and arrangements and other hedging agreements.

“Hedge Bank” means (a) any Person that, at the time it enters into a Hedge Agreement, is a Lender Party or an Affiliate of a Lender Party or (b) any Lender Party or Affiliate of a Lender Party that has entered into a Hedge Agreement prior to the Original Effective Date, in each case in its capacity as a party to such Hedge Agreement.

25	Amended and Restated KCSR Credit Agreement

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.06(a)(ii)(B)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.06(a)(ii)(C)(3).

“Incremental Amendment” has the meaning specified in Section 2.18(b).

“Incremental Facilities” has the meaning specified in Section 2.18(a).

“Incremental Facility Effective Date” has the meaning specified in Section 2.18(b).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.18(a).

“Incremental Term Advances” has the meaning specified in Section 2.18(a).

“Indemnified Costs” has the meaning specified in Section 7.05(a).

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit under the Original Credit Agreement.

“Initial Issuing Bank” means the bank identified on Schedule I as the Initial Issuing Bank.

“Initial Lender Parties” means the Initial Issuing Bank, the Initial Lenders and the Initial Swing Line Bank.

“Initial Lenders” means the banks, financial institutions and other institutional lenders identified on Schedule I.

“Initial Pledged Debt” has the meaning specified in the Security Agreement.

“Initial Pledged Equity” has the meaning specified in the Security Agreement.

“Initial Swing Line Bank” means the bank identified on Schedule I as the Initial Swing Line Bank.

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) EBITDA to (b) Consolidated Interest Expense, in each case, for the most recently completed Measurement Period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, if

26	Amended and Restated KCSR Credit Agreement

agreed to by each Lender participating therein, nine or twelve months thereafter), as the Borrower may, upon notice received by the Administrative Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select (or such shorter periods as the Borrower may select and may be available and acceptable to the Lenders); provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Interstate Commerce Act” means the Interstate Commerce Commission Termination Act of 1995, and the regulations promulgated thereunder.

“Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs any Contingent Obligation in respect of such person or Debt of the types referred to in clause (h) of the definition of “Debt” in respect of such Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Investment Grade Period” means any period (a) commencing on the date on which the ratings of the non-credit enhanced long-term senior unsecured debt issued by the Borrower (the “Ratings”) by any two of the three Rating Agencies are in effect and during which such Ratings reach at least two of the following three minimum levels: (i) BBB- by Fitch, (ii) BBB- by S&P

27	Amended and Restated KCSR Credit Agreement

and (iii) Baa3 by Moody’s and (b) ending on the date on which none of Fitch, S&P or Moody’s have a Rating in effect which is equal to or above that specified in the preceding clauses (i), (ii) or (iii), as applicable.

“Issuing Bank” means (a) the Initial Issuing Bank and (b) any Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment; provided that, if an Extension is effected in accordance with Section 2.20, then on the occurrence of the Termination Date in respect of the Revolving Credit Facility (ignoring, for the purposes of this proviso, clause (v) of the definition of “Termination Date”), each Issuing Bank shall have the right to resign as such on, or on any date within twenty (20) Business Days after, the Termination Date in respect of the Revolving Credit Facility, upon not less than ten (10) days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the resigning Issuing Bank shall retain all of its rights hereunder and under the other Loan Documents as Issuing Bank with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the last proviso to the preceding sentence), an Issuing Bank has resigned in such capacity in accordance with the preceding sentence and no Issuing Banks exist at such time, then no Person shall be an Issuing Bank hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as Issuing Bank hereunder.

“L/C Collateral Account” has the meaning specified in the Security Agreement.

“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the Letter of Credit Advances outstanding at such time plus (b) the aggregate Available Amount of all Letters of Credit outstanding at such time.

“L/C Related Documents” has the meaning specified in Section 2.04(d)(ii)(A).

“Lead Arrangers” has the meaning set forth in the recital of the parties to this Agreement.

“Lender Party” means any Lender, the Issuing Bank or the Swing Line Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be party to this Agreement.

“Lenders Presentation” means (a) the presentation to the Lenders dated June 2011 used by the Lead Arrangers (as defined in the Original Credit Agreement) in connection with the

28	Amended and Restated KCSR Credit Agreement

syndication of the Commitments and (b) the presentation to the Lenders dated November 8, 2012 used by the Lead Arrangers in connection with the arrangement of the Restatement Agreement.

“Letter of Credit Advance” means an advance made by the Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into an Assignment and Acceptance, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. As of the Restatement Effective Date, the Letter of Credit Commitment is $25,000,000.

“Letter of Credit Facility” means, at any time, an amount equal to the amount of the Issuing Bank’s Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” means any letter of credit issued hereunder.

“Leverage Ratio” means, at any date of determination, the ratio of (a) the aggregate amount of Debt for Borrowed Money at such date to (b) EBITDA at such date determined in accordance with GAAP for the most recently completed Measurement Period.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents (if any), (v) the Fee Letter, (vi) each Letter of Credit Agreement, (vii) the Restatement Agreement, and (viii) solely where the term “Loan Documents” is used or referred to in Section 2.11(f), Article VII or Section 9.11 hereof or in the Guaranties or the Collateral Documents (if any), each Secured Cash Management Agreement, Secured Hedge Agreement and Secured Letter of Credit Agreement, in each case as amended.

“Loan Parties” means the Parent, the Borrower and the Subsidiary Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations, performance or properties of the Parent and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

29	Amended and Restated KCSR Credit Agreement

“Material Debt” means (i) Debt (other than the Obligations hereunder) of the Parent or its Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000 or (ii) obligations in respect of any Hedge Agreement of the Parent or its Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Parent or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Property” means any real property owned in fee by any Loan Party with a fair market value in excess of $5,000,000 and any material easements, servitudes, rights-of-way and related appurtenances of any Loan Party relating to rail lines that are material to the rail business of such Loan Party.

“Measured Entities” means the Parent, the Borrower and each of their respective Restricted Subsidiaries, as well as Meridian Speedway, Caymex, Mexrail, The Texas Mexican Railway Company, KARA Sub, Inc., KCS Investment I, Ltd. and KCSRC y Compania, S. de N.C. de C.V.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent ending on or prior to such date.

“Memorandum of Security Agreement” has the meaning specified in the Security Agreement.

“Meridian Speedway” means Meridian Speedway, LLC, a Delaware limited liability company.

“Mexrail” means Mexrail, Inc., a Delaware corporation.

“Minimum Extension Condition” has the meaning specified in Section 2.20(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Amendments” has the meaning specified in Section 5.01(j)(i).

“Mortgage Policies” means fully paid American Land Title Association Lender’s title insurance policies in form and substance, with endorsements and in amounts reasonably acceptable to the Collateral Agent (it being understood that such amounts will equal the corresponding fair market values of the properties being mortgaged, or, if there shall result in no additional undue cost to the mortgagor, the Commitments under this Agreement), issued, coinsured and reinsured, if applicable, by Stewart Title Guaranty Company or any other reputable title insurance company reasonably acceptable to the Collateral Agent and the Borrower, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) as the Collateral Agent may reasonably deem necessary or desirable, provided such affirmative insurance is available in the applicable jurisdiction.

30	Amended and Restated KCSR Credit Agreement

“Mortgages” means the deeds of trust, trust deeds, mortgages, leasehold mortgages and/or leasehold deeds of trust (as may have been amended prior to the date hereof) duly executed by the applicable Loan Parties in connection with the Existing Credit Facility, as set forth in Schedule IV and each other mortgage delivered pursuant to Section 5.01(h) hereof, in each case, as amended, amended and restated or otherwise modified from time to time.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA as to which the Parent or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means (a) with respect to any sale, lease, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction or Securitization Transaction) of any assets of the Parent or any of its Restricted Subsidiaries constituting Collateral (other than (x) any sale, lease, transfer or other disposition of assets pursuant to clause (i), (ii) (in respect of any transaction authorized by Section 5.02(h)), (iii) or (vi) of Section 5.02(e) and (y) any transfers of accounts receivable in Securitization Transactions to the extent the aggregate amount of all such transfers shall not exceed, at any one time, $75,000,000) and with respect to Extraordinary Receipts, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition or Extraordinary Receipt (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof or otherwise subject to mandatory prepayment as a result of such event, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or any of its Restricted Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith and (D) the amount of any reserves established by the Parent or any of its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable during the year in which such event occurred or the next succeeding year and that are directly attributable to such event; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are reinvested or contractually committed to be reinvested in the business of the Parent and its Restricted Subsidiaries within 360 days after the date of receipt thereof (it being understood that any amount so contractually committed to be reinvested must be so reinvested within 180 days following the making of such commitment); provided further that Net Cash Proceeds under this clause (a) shall not include the first $50,000,000 of Net Cash Proceeds in any Fiscal Year; and

(b) with respect to the incurrence or issuance of any Credit Agreement Refinancing Debt (other than Credit Agreement Refinancing Debt incurred or issued solely by means of extending, replacing, exchanging or renewing then existing Credit Agreement Refinancing Debt without resulting in any net cash proceeds) or any other Debt by the Parent or any of its Restricted Subsidiaries (other than Debt permitted pursuant to Section 5.02(b)), the excess of (i) the sum of 100% of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or any of its Restricted Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“Net Equity Proceeds” means the excess of:

31	Amended and Restated KCSR Credit Agreement

(a) the gross cash proceeds received by the Parent from the sale or issuance after the Original Effective Date of its Equity Interests (other than Disqualified Equity Interests) to Persons other that the Borrower or any of its Subsidiaries, over

(b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other out-of-pocket costs, fees, expenses, commissions and disbursements paid in connection with such sale or issuance.

“Non-Consenting Lender” means, in the event that the Required Lenders have agreed to any consent, waiver or amendment pursuant to Section 9.01 that requires the consent of one or more Lenders in addition to the Required Lenders, any Lender who is entitled to agree to such consent, waiver or amendment but who does not so agree.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Not Otherwise Applied” means the Available Basket Amount that is proposed to be applied to a particular use or transaction and has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” means a Term Note or a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(d).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(d).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest (including, without limitation, Post Petition Interest), Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Offered Amount” has the meaning specified in Section 2.06(a)(ii)(C)(1).

“Offered Discount” has the meaning specified in Section 2.06(a)(ii)(C)(1).

“OID” means original issue discount.

32	Amended and Restated KCSR Credit Agreement

“Original Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 12, 2011, among the Borrower, the Parent, the guarantors named therein, the lenders party thereto, The Bank of Nova Scotia, as administrative agent and as collateral agent, Bank of America, N.A., as syndication agent, and Compass Bank, JPMorgan Chase Bank, N.A. and Morgan Stanley Bank, N.A., as co-documentation Agents.

“Original Effective Date” means July 12, 2011.

“Original Term A Advance” has the meaning specified in Section 2.01(a)(ii).

“Original Term A Borrowing” means a borrowing consisting of simultaneous Original Term A Advances of the same Type made by the Original Term A Lenders.

“Original Term A Commitment” means, with respect to any Term A Lender as at the Original Effective Date, the amount set forth opposite such Lender’s name on Schedule I to the Original Credit Agreement under the caption “Original Term A Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Original Term A Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Original Term A Lender” means any Lender that has an Original Term A Commitment or holds an Original Term A Advance.

“Other Advances” means one or more Classes of Advances that result from a Refinancing Amendment.

“Other Commitments” means one or more Classes of Commitments hereunder that result from a Refinancing Amendment.

“Other Issuing Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as an issuer of a Secured Letter of Credit.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property, or similar taxes, charges or levies arising from any payment made hereunder or under the Notes or under any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document.

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Parent Guaranty” means the guaranty of the Parent set forth in Article VIII.

“Participant Register” has the meaning specified in Section 9.07(l).

“Participating Lender” has the meaning specified in Section 2.06(a)(ii)(B)(2).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

33	Amended and Restated KCSR Credit Agreement

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition by the Parent, the Borrower or any of its Restricted Subsidiaries of all of the Equity Interests in any Person that, upon the consummation thereof, will be a Subsidiary thereof (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by the Parent or one or more of its direct or indirect wholly-owned Restricted Subsidiaries of all or substantially all of the property and assets of any Person; provided that, with respect to each such purchase or other acquisition made:

(a) the Loan Parties and any such newly created or acquired Restricted Subsidiary shall comply with the requirements of Section 5.01(h) (to the extent applicable);

(b) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries or Affiliates in the ordinary course;

(c) in the case of any purchase or other acquisition of all of the Equity Interests in any Person, if such Person shall not become a Guarantor, and in the case of any purchase or other acquisition of property and assets by a Restricted Subsidiary that is not a Guarantor, the total cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers of such Person or assets, all indemnities, earn-outs and other contingent payment obligations to, and the aggregate amounts paid or to be paid under non-compete, consulting and other affiliated agreements with, the sellers of such Person or assets, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Parent and its Restricted Subsidiaries for any such purchase or other acquisition, when aggregated with (i) the total cash and non-cash consideration paid by or on behalf of the Parent and its Subsidiaries on or after the Original Effective Date for all other purchases or other acquisitions to which this clause (c) shall apply and (ii) the amount of Investments made pursuant to Section 5.02(f)(i)(C), shall not exceed $100,000,000; provided, however, that this clause (c) shall not apply (x) so long as the Leverage Ratio shall not be more than 3.75:1.00, as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 5.03(b) or Section 5.03(c) or (y) irrespective of whether the preceding clause (x) is applicable, if an Investment Grade Period shall have commenced following the Restatement Effective Date (and irrespective of whether such Investment Grade Period shall have ended);

(d) (i) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (ii) immediately after giving effect to such purchase or other acquisition, the Parent shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of audited financial statements of such Person or assets as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

34	Amended and Restated KCSR Credit Agreement

(e) the Parent shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of the President or a Vice President of the Parent, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in clauses (a) through (d) above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; provided, however, that such certificate shall not be required (x) so long as the Leverage Ratio shall not be more than 3.75:1.00, as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 5.03(b) or Section 5.03(c) or (y) irrespective of whether the preceding clause (x) is applicable, if an Investment Grade Period shall have commenced following the Restatement Effective Date (and irrespective of whether such Investment Grade Period shall have ended).

“Permitted Encumbrances” means, with respect to any Material Real Property encumbered by a Mortgage in connection with which a title insurance policy is obtained and with respect to any real property presently encumbered by a Mortgage and in connection with which a Mortgage Policy exists, such exceptions to title as are set forth in the title insurance policy or the Mortgage Policy, as applicable, delivered with respect thereto, all of which exceptions must be acceptable to the Collateral Agent in its reasonable discretion.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business, to secure obligations under workers’ compensation laws or similar legislation, or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting a Default under Section 6.01(g)) or securing appeal or other surety bonds related to such judgments; (f) Permitted Encumbrances; (g) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached or with the Parent’s, the Borrower’s or Restricted Subsidiary’s ability to conduct its business as currently conducted or to utilize such property for its intended purpose, (h) licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of the business; (i) Liens on assets of the Parent, the Borrower or their Restricted Subsidiaries, other than collateral securing the Obligations, securing reimbursement obligations with respect to letters of credit permitted under Section 5.02(b)(i)(C) or with respect to commercial or trade letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the import of goods; (k) Liens on assets of the Parent, the Borrower or their Restricted Subsidiaries, other than collateral securing the Obligations, securing Debt permitted by Section 5.02(b)(i)(N) (to the extent that the Refinanced Debt was previously secured by a Lien on such assets); (l) Liens granted in

35	Amended and Restated KCSR Credit Agreement

connection with a defeasance of Debt under Section 5.02(i) (to the extent applicable) on assets of the Parent, the Borrower or their Restricted Subsidiaries, other than collateral securing the Obligations, created in favor of a trustee in cash or Cash Equivalents in connection with and as a condition to the defeasance of such Debt; (m) Liens of the type described in Section 4-210 of the Uniform Commercial Code (or any similar provision of applicable law) or created under the deposit agreements, treasury management agreements, credit card merchant agreements or similar agreements relating to any account included with the definition of Cash Equivalent; and (n) Liens not expressly permitted under clauses (a) through (m) of this definition or under Section 5.02(a) (excluding Section 5.02(a)(ii)) securing Debt in the aggregate principal amount of not more than $10,000,000 at any time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Parent or any member of the Controlled Group may have any liability.

“Post Petition Interest” has the meaning specified in Section 8.06(b).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prepayment Date” means with respect to any cash receipts from a transaction described in clause (a) or (b) of the definition of “Net Cash Proceeds”, the third Business Day following the date of the receipt of such Net Cash Proceeds by the Parent or any of its Restricted Subsidiaries or, if any cash receipts from a transaction described in clause (a) of the definition of “Net Cash Proceeds” are not deemed to be Net Cash Proceeds pursuant to the penultimate proviso of such clause and are not reinvested or contractually committed to be reinvested in the business of the Borrower and its Subsidiaries within 360 days after the date of receipt thereof, the date which is 360 days following the date of receipt of such cash receipts (or in the case of any amount contractually committed to be reinvested, the date which is 180 days following the making of such commitment).

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination); provided that, notwithstanding anything to the contrary contained herein, the foregoing shall be subject to the express provisions of Section 2.20.

“Qualifying Lender” has the meaning specified in Section 2.06(a)(ii)(C)(3).

“Railway Labor Act” means the Railway Labor Act, as amended from time to time.

36	Amended and Restated KCSR Credit Agreement

“Rating Agencies” means Fitch, S&P and Moody’s.

“Ratings” has the meaning specified in the definition of “Investment Grade Period”.

“Reference Date” has its meaning specified in the definition of “Available Basket Amount”.

“Refinanced Debt” has the meaning specified in the definition of “Refinancing Debt”.

“Refinancing” has the meaning specified in the Original Credit Agreement.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) each Loan Party, (b) the Administrative Agent and (c) each Lender that agrees to provide any portion of the Credit Agreement Refinancing Debt being incurred pursuant thereto, in accordance with Section 2.19.

“Refinancing Debt” means any Debt incurred or issued (including by means of extension or renewal of existing Debt) to renew, defease or refinance existing Debt (the “Refinanced Debt”), provided that (a) the principal amount of such Refinancing Debt shall not exceed the sum of (i) the principal amount of the Refinanced Debt outstanding immediately prior to such renewal, defeasance or refinancing, (ii) the aggregate amount of any prepayment fees or premiums, consent fees and/or other costs and expenses directly related to the renewal, defeasance or refinancing of such Refinanced Debt and (iii) the reasonable fees, expenses and costs directly related to issuing the Refinancing Debt, (b) the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, (c) such Refinancing Debt has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Refinanced Debt and (d) that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole (but excluding any terms as to interest rate (including whether such interest is payable in cash or in kind) and redemption premium), of such Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Refinanced Debt being renewed, defeased or refinanced.

“Register” has the meaning specified in Section 9.07(d).

“Regulation A” means Regulation A of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Indemnified Party” of an Indemnified Party means (a) any Subsidiary of such Indemnified Party, (b) the respective directors, officers or employees of such Indemnified Party or any of its Subsidiaries and (c) the respective agents of such Indemnified Party or any of its Subsidiaries, in the case of this clause (c), acting at the instructions of such Indemnified Party.

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“Repayment Date” has the meaning specified in Section 2.04(a).

“Reportable Event” means any reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan (other than a Multiemployer Plan), excluding, however, such events as to which the PBGC by regulation or by technical update waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, and (C) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Restatement Agreement” means the Restatement Agreement, dated as of November 21, 2012, by and among the Borrower, the Parent, the Subsidiary Guarantors, the Lenders party thereto, the Administrative Agent and the Collateral Agent.

“Restatement Effective Date” means November 21, 2012.

“Restricted Payment” has the meaning specified in Section 5.02(g).

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, collectively, (a) with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” and (b) if any such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), in each case, as such Lender’s “Revolving Credit Commitment”, may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Advances and such

38	Amended and Restated KCSR Credit Agreement

Revolving Credit Lender’s participation in L/C Obligations and Swing Line Advances at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto.

“RR Act” has the meaning specified in Section 5.02(a)(ix).

“RR Assets” has the meaning specified in Section 5.02(a)(ix).

“RR Lien” has the meaning specified in Section 5.02(a)(ix).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby any Person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Letters of Credit” has the meaning specified in Section 8.01(a).

“Secured Letter of Credit Agreement” means each Secured Letter of Credit and each letter of credit application and agreement relating thereto.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means the Agents, the Lender Parties, the Hedge Banks, any Cash Management Bank and any Other Issuing Bank.

“Securitization Transaction” means any transfer by the Borrower or any Restricted Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Debt or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests or (b) directly to one or more investors or other purchasers; provided that recourse to the Parent or any of its Restricted Subsidiaries in connection with such transaction

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shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to such transfer). The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Debt or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible.

“Security Agreement” means the Amended and Restated Security Agreement, dated July 12, 2011, from the grantors referred to therein to the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time, together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(h) or (i).

“Security Period” means (a) the period commencing on the Original Effective Date and ending on the first date on which an Investment Grade Period commences and (b) each other period that is not an Investment Grade Period.

“Senior Secured Debt” means any Debt of the Measured Entities that is pari passu with the Debt under the Loan Documents and secured on a first priority basis by the assets of the Measured Entities; provided that all Debt incurred to purchase newly acquired equipment to the extent such newly acquired equipment is subject to a Sale and Leaseback Transaction shall not constitute “Debt” for the purposes of this definition if such transaction is consummated on or prior to the 270th day of the acquisition of such newly-acquired equipment subject to such Sale and Leaseback Transaction.

“Senior Secured Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Senior Secured Debt as of the last day of such Measurement Period to (b) EBITDA for such Measurement Period.

“Significant Subsidiary” means any Domestic Restricted Subsidiary (a) the Consolidated revenues of which for the most recent Fiscal Year for which audited financial statements have been delivered pursuant to Section 5.03 were greater than 5% of the Consolidated revenues of the Measured Entities for such Fiscal Year or (b) the Consolidated tangible assets of which as of the end of such Fiscal Year were greater than 5% of the Consolidated tangible assets of the Measured Entities as of such date; provided that (i) the aggregate Consolidated revenues of all Domestic Restricted Subsidiaries that are not Significant Subsidiaries for such Fiscal Year shall not exceed 10% of the Consolidated revenues of the Measured Entities for such Fiscal Year and (ii) the aggregate Consolidated tangible assets of all Domestic Restricted Subsidiaries that are not Significant Subsidiaries as of the end of such Fiscal Year shall not exceed 10% of the Consolidated tangible assets of the Measured Entities as of such date. If at any time the condition set forth in clause (i) or (ii) shall not be met, then the Borrower shall at such time designate one or more Domestic Restricted Subsidiaries as Significant Subsidiaries to the extent necessary to eliminate the applicable excess described in such clause (i) or (ii).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.06(a)(ii)(C)(1).

“Solicited Discounted Prepayment Notice” has the meaning specified in Section 2.06(a)(ii)(C)(1).

40	Amended and Restated KCSR Credit Agreement

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.06(a)(ii)(C)(1).

“Solicited Discount Proration” has the meaning specified in Section 2.06(a)(ii)(C)(3).

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.07(k).

“Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“STB” means the Surface Transportation Board, a board established within the Department of Transportation, or any successor Federal agency charged with similar regulation of common carriers.

“Submitted Amount” has the meaning specified in Section 2.06(a)(ii)(B)(1).

“Submitted Discount” has the meaning specified in Section 2.06(a)(ii)(B)(1).

“Subordinated Debt” means any Debt of any Loan Party that is subordinated in right of payment to the Obligations of such Loan Party under the Loan Documents on, and that otherwise contains, terms and conditions at least as favorable to the Lenders as those set forth in the Affiliate Subordination Agreement or otherwise on terms reasonably satisfactory to the Administrative Agent.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other

41	Amended and Restated KCSR Credit Agreement

Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantors” means the Restricted Subsidiaries of the Borrower listed on Schedule II hereto and each other Restricted Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(h).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(h), in each case as amended, amended and restated, modified or otherwise supplemented.

“Subsidiary Redesignation” has the meaning specified in the definition of “Unrestricted Subsidiary”.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Surviving Debt” means Debt of each Loan Party and its Restricted Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit, as set forth on Schedule 1.01(a).

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means the Initial Swing Line Bank and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Swing Line Bank or Eligible Assignee, as the case may be, shall have a Swing Line Commitment; provided that, if an Extension is effected in accordance with Section 2.20, then on the occurrence of the Termination Date in respect of the Revolving Credit Facility (ignoring, for the purposes of this proviso, clause (v) of the definition of “Termination Date”), the Swing Line Bank at such time shall have the right to resign as Swing Line Bank on, or on any date within twenty (20) Business Days after, the Termination Date in respect of the Revolving Credit Facility, upon not less than ten (10) days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the Borrower shall repay any outstanding Swing Line Advances made by the respective entity so resigning and such entity shall not be required to make any further Swing Line Advances hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the proviso to the preceding sentence), the Swing Line Bank has resigned in such capacity in accordance with the preceding sentence, then no Person shall be Swing Line Bank hereunder obligated to make Swing Line Advances unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as Swing Line Bank hereunder.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Revolving Credit Lenders pursuant to Section 2.02(b).

42	Amended and Restated KCSR Credit Agreement

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the amount set forth opposite the Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment” or, if the Swing Line Bank has entered into an Assignment and Acceptances, set forth for the Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Swing Line Bank’s “Swing Line Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. As of the Restatement Effective Date, the Swing Line Commitment is $15,000,000.

“Swing Line Facility” means, at any time, an amount equal to the amount of the Swing Line Bank’s Swing Line Commitments at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings, and all liabilities with respect thereto, imposed by any Governmental Authority.

“Term A Advance” means an Original Term A Advance or an Additional Term A Advance.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Advances of the same Type made by the Term A Lenders.

“Term A Commitment” means an Original Term A Commitment or an Additional Term A Commitment.

“Term A Facility” means, at any time, the aggregate amount of the Term A Lenders’ Term A Commitments and outstanding Term A Advances at such time.

“Term A Lender” means any Lender that has a Term A Commitment or holds a Term A Advance.

“Term A Note” means a promissory note of the Borrower payable to the order of any Term A Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term A Advance made by such Lender, as amended.

“Term Advances” means the Term A Advances, the Incremental Term Advances and term advances provided under any Refinancing Amendment.

“Term Borrowing” means a Term A Borrowing and any other borrowing of Term Advances of the same Type and Class made by the Term Lenders under this Agreement.

“Term Commitment” means a Term A Commitment or commitment in respect of any other Class of Term Advances.

“Term Facility” means the Term A Facility or with respect to any other Class of Term Advances, the aggregate amount of the Term Lenders’ Term Commitments in respect of such Class.

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“Term Lender” means a Term A Lender or any other Lender that has a Term Commitment or holds a Term Advance.

“Term Note” means a Term A Note or with respect to any other Class of Term Advances, a promissory note of the Borrower payable to the order of any Term Lender of such Class, in substantially the form provided therefor in the applicable documents relating to such Class, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance of such Class made by such Lender.

“Termination Date” means the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitment, the Swing Line Commitment and the Term A Commitments pursuant to Section 2.05 or 6.01 and (b) (i) for purposes of the Revolving Credit Facility, the Swing Line Facility and the Letter of Credit Facility, November 15, 2017, (ii) for purposes of the Term A Facility and for all other purposes, May 15, 2018, (iii) for the purposes of any Incremental Facility, the termination date specified in the applicable Incremental Amendment, (iv) for the purposes of any Credit Agreement Refinancing Debt, the termination date specified in the applicable Refinancing Amendment and (v) for the purposes of any Extended Term Advance or Extended Revolving Credit Commitment, the extended Termination Date specified in the applicable Extension Offer.

“Total Assets” means, as of any date of determination, the total amount of all assets of the Measured Entities, determined in accordance with GAAP, as shown on the most recent financial statements of the Borrower delivered pursuant to Section 5.03(b) and (c).

“Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of Inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory or otherwise issued in the ordinary course of business, the conditions to drawing under which include the presentation to the Issuing Bank of negotiable bills of lading, invoices and related documents sufficient, in the judgment of the Issuing Bank, to create a valid and perfected lien on or security interest in such Inventory, bills of lading, invoices and related documents in favor of the Issuing Bank.

“Transaction” means the transactions contemplated by the Restatement Agreement and the other Loan Documents.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate .

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, at any time, the aggregate amount of cash and Cash Equivalents held at such time by the Parent, the Borrower and its Restricted Subsidiaries to the extent that (i) such cash and Cash Equivalents are readily (subject to any customary and necessary corporate or other action that could not reasonably be expected to result in any material delay) available to repay obligations of the Borrower, (ii) such cash and Cash Equivalents are not subject to any Liens (other than Liens created under the Loan Documents and any applicable set-

44	Amended and Restated KCSR Credit Agreement

off rights) and (iii) in the case of cash and Cash Equivalents held by any such Restricted Subsidiary, such Restricted Subsidiary is not at such time prohibited by any applicable law or regulation or its charter, by-laws or other organizational documents or any order of any Governmental Authority from distributing or otherwise transferring such cash and cash equivalents to the Borrower.

“Unrestricted Subsidiaries” means (a) until it is redesignated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation, each Subsidiary of the Parent listed on Schedule III, (b) each Foreign Subsidiary of the Parent and each Subsidiary of the Parent whose sole assets (except for immaterial assets to the extent necessary for tax planning and similar purposes) are direct or indirect Equity Interests in Kansas City Southern de México, S.A. de C.V. or NAFTA Rail, S.A. de C.V. and (c) any Subsidiary of the Parent that is designated by the Borrower after the Original Effective Date as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate any new Unrestricted Subsidiary after the Original Effective Date if (i) no Default has occurred and is continuing or would result therefrom, (ii) on a pro forma basis after giving effect to each such designation, the Parent shall be in compliance with the covenants set forth in Section 5.04 as of the last day of the most recently ended fiscal quarter, (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Parent or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 5.02(f), and any prior or concurrent Investments in such Subsidiary by the Parent or any of its Subsidiaries shall be deemed to have been made under Section 5.02(f), (iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 5.02(f), and (v) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Credit Agreement Refinancing Debt and all Preferred Interests. The Borrower may designate any Unrestricted Subsidiary (other than any described in clause (b) above) to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (1) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of the Parent, (2) no Default has occurred and is continuing or would result therefrom, (3) on a pro forma basis after giving effect to each such designation, the Parent shall be in compliance with the covenants set forth in Section 5.04 as of the last day of the most recently ended fiscal quarter, (4) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (5) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by the President or a Vice President of the Borrower certifying compliance with the requirements of preceding clauses (1) through (4), inclusive, and containing the calculations and information required by the preceding clause (3).

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time.

45	Amended and Restated KCSR Credit Agreement

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iii) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). For the avoidance of doubt, for purposes of the provisions the applicability of which depends on whether the Leverage Ratio exceeds 3.75:1:00, the end of each applicable quarter or fiscal year for which the certificate under Section 5.03(b) or Section 5.03(c) is delivered is the first date on which a change of such applicability, if any, is effected.

SECTION 1.03. Accounting Terms. (a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”); provided that, notwithstanding any of the foregoing, if any change in GAAP would recharacterize an operating lease as a capital lease or treat a new lease that except for such change would have been characterized as an operating lease, as a capital lease, such change shall be disregarded.

(b) If after the Original Effective Date any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the

46	Amended and Restated KCSR Credit Agreement

Lenders a statement of reconciliation conforming the financial statements delivered pursuant to Section 5.03(b) or (c) to GAAP used in the preparation of the financial statements described in Section 4.01(g).

SECTION 1.04. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by BNS in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit. (a) (i) The Original Term A Advances. Each Original Term A Lender made a single advance (an “Original Term A Advance”) to the Borrower on the Original Effective Date in an amount not exceeding such Lender’s Original Term A Commitment. The Original Term A Borrowing consists of Original Term A Advances, which were made simultaneously by the Original Term A Lenders ratably according to their Original Term A Commitments, whereupon the Original Term A Commitments were reduced to zero in accordance with Section 2.05(b). Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed.

(ii) The Additional Term A Advances. During the Delayed Draw Availability Period, each Additional Term A Lender made one or more advances (each, an “Additional Term A Advance”) to the Borrower in an aggregate amount not exceeding such Lender’s Additional Term A Commitment. The Additional Term A Borrowings consist of Additional Term A Advances, which were made by the Additional Term A Lenders ratably according to their Additional Term A Commitments, whereupon the Additional Term A Commitments were reduced to zero in accordance with Section 2.05(b). Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Original Effective Date until the Termination Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances or a Borrowing which corresponds to an amortization payment) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

(c) The Swing Line Advances. The Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Original Effective Date until the Termination Date in respect of the Revolving Credit Facility (i) in an aggregate amount not to exceed at any time outstanding the Swing

47	Amended and Restated KCSR Credit Agreement

Line Bank’s Swing Line Commitment at such time and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c). Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Advance.

(d) The Letters of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit in U.S. dollars for the account of the Borrower from time to time on any Business Day during the period from the Original Effective Date until 30 days before the Termination Date in respect of the Revolving Credit Facility in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) the Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before the Termination Date in respect of the Revolving Credit Facility and (A) in the case of a Standby Letter of Credit, one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a “Notice of Termination”) and (B) in the case of a Trade Letter of Credit, 90 days after the date of issuance thereof; provided that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 30 days before the Termination Date in respect of the Revolving Credit Facility. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(d), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(d) and request the issuance of additional Letters of Credit under this Section 2.01(d).

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 12:00 P.M. (New York City time) on the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate

48	Amended and Restated KCSR Credit Agreement

Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telex, telecopier or other form of electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex, telecopier or other form of electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 2:00 P.M. (New York City time) on the date of any Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

(b) (i) Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or telex, telecopier or other form of electronic communication, specifying therein the requested (A) date of such Borrowing, (B) amount of such Borrowing and (C) maturity of such Borrowing (which maturity shall be no later than the tenth Business Day after the requested date of such Borrowing). The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(ii) The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Bank to so request on its behalf) that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Sections 2.01(b) and 2.02(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.02. The Swing Line Bank shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same date funds, not later than 11:00 A.M. on the day specified in such Notice of Borrowing.

(iii) If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the applicable Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed to be a request by the Swing Line Bank that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.

49	Amended and Restated KCSR Credit Agreement

(iv) If and to the extent that any Revolving Credit Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing delivered by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advances pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.02(b) is subject to satisfaction of the conditions set forth in Section 3.02. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 (unless such Borrowing corresponds to an amortization payment) or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Term Advances may not be outstanding as part of more than 10 separate Interest Periods and the Revolving Credit Advances may not be outstanding as part of more than 15 separate Interest Periods.

(d) Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07(a) to Advances comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such

50	Amended and Restated KCSR Credit Agreement

Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day (or such fewer days as the Issuing Bank and the Borrower shall agree) prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, telecopier, or other form of electronic communication, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (x) the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion and (y) it has not received notice from any Loan Party, the Administrative Agent or Lenders holding at least 51% of the Revolving Credit Commitments that one or more of the conditions specified in Article III have not been fulfilled, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. The Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (B) to each Revolving Credit Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (C) to the Administrative Agent and each Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(c) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by the Issuing Bank under Section 2.03(a), the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.04(d) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement.

51	Amended and Restated KCSR Credit Agreement

Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any set-off, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(d) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

(d) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.

(e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

SECTION 2.04. Repayment of Advances. (a) Term A Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term A Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, a “Repayment Date”), a principal amount in respect of the Term A Advances equal to the outstanding principal amount of (i) the Original Term A Advances on the Original Effective Date, (ii) the Additional Term A Advances on the Additional Term A Effective Date, and (iii) each Delayed Draw Additional Term A Advances on the date of the borrowing thereof, in each case multiplied by the percentage set forth below opposite such Repayment Date (each such repayment, as the same may be reduced as provided in Section 2.06):

Date	Percentage of Term A Advances	Original Term A Advances	Additional Term A Advances	Total Amount

December 31, 2012	1.25%	$3,750,000	$3,437,500	$7,187,500

March 31, 2013	1.25%	$3,750,000	$3,437,500	$7,187,500

June 30, 2013	1.25%	$3,750,000	$3,437,500	$7,187,500

September 30, 2013	1.25%	$3,750,000	$3,437,500	$7,187,500

December 31, 2013	2.50%	$7,500,000	$6,875,000	$14,375,000

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March 31, 2014	2.50%	$7,500,000	$6,875,000	$14,375,000

June 30, 2014	2.50%	$7,500,000	$6,875,000	$14,375,000

September 30, 2014	2.50%	$7,500,000	$6,875,000	$14,375,000

December 31, 2014	2.50%	$7,500,000	$6,875,000	$14,375,000

March 31, 2015	2.50%	$7,500,000	$6,875,000	$14,375,000

June 30, 2015	2.50%	$7,500,000	$6,875,000	$14,375,000

September 30, 2015	2.50%	$7,500,000	$6,875,000	$14,375,000

December 31, 2015	3.75%	$11,250,000	$10,312,500	$21,562,500

March 31, 2016	3.75%	$11,250,000	$10,312,500	$21,562,500

June 30, 2016	3.75%	$11,250,000	$10,312,500	$21,562,500

September 30, 2016	3.75%	$11,250,000	$10,312,500	$21,562,500

December 31, 2016	3.75%	$11,250,000	$10,312,500	$21,562,500

March 31, 2017	3.75%	$11,250,000	$10,312,500	$21,562,500

June 30, 2017	3.75%	$11,250,000	$10,312,500	$21,562,500

September 30, 2017	3.75%	$11,250,000	$10,312,500	$21,562,500

December 31, 2017	3.75%	$11,250,000	$10,312,500	$21,562,500

March 31, 2018	3.75%	$11,250,000	$10,312,500	$21,562,500

Termination Date with respect to Term A Advances	Remaining outstanding amount of Term A Advances	Remaining outstanding amount of Original Term A Advances	Remaining outstanding amount of Additional Term A Advances	Remaining Total Amount of Term A Advances

(b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate principal amount of the Revolving Credit Advances then outstanding.

53	Amended and Restated KCSR Credit Agreement

(c) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the tenth Business Day after the requested date of such Borrowing) and the Termination Date in respect of the Revolving Credit Facility; provided that, if on the occurrence of the Termination Date in respect of the Revolving Credit Facility (ignoring, for purposes of this proviso and the following sentence, clause (v) of the definition of “Termination Date”, and after giving effect to any repayments of Revolving Credit Advances and any reallocation of Letter of Credit participations as contemplated in Section 2.04(d)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Advances could be incurred pursuant to the Extended Revolving Credit Commitments, which will remain in effect after the occurrence of the Termination Date in respect of the Revolving Credit Facility, then there shall be an automatic adjustment on such date of the participations in such Swing Line Advances and the same shall be deemed to have been incurred solely pursuant to the Extended Revolving Credit Commitments, and such Swing Line Advances shall not be so required to be repaid in full on the Termination Date in respect of the Revolving Credit Facility.

(d) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of the Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date in respect of the Revolving Credit Facility the outstanding principal amount of each Letter of Credit Advance made by each of them; provided that, if the Termination Date in respect of the Revolving Credit Facility (ignoring, for purposes of this proviso and the following sentence, clause (v) of the definition of “Termination Date”) shall have occurred at a time when Extended Revolving Credit Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of Lenders to purchase participations therein and make payments in respect thereof pursuant to this Section 2.04(d)) under (and ratably participated in by Lenders under the applicable tranche pursuant to) the Extended Revolving Credit Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Termination Date in respect of the Revolving Credit Facility shall have no effect upon (and shall not diminish) the percentage participations of Lenders in any Letter of Credit issued before the Termination Date in respect of the Revolving Credit Facility.

(ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

54	Amended and Restated KCSR Credit Agreement

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Unused Revolving Credit Commitments; provided, however, that each partial reduction of the Revolving Credit Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their respective Pro Rata Shares with respect to such Facility.

(b) Mandatory. (i) Upon the funding of the Original Term A Advances on the Original Effective Date pursuant to Section 2.01(a)(i), the aggregate Original Term A Commitments of the Original Term A Lenders were reduced to zero. Upon the funding in full of the Additional Term A Advances during the Delayed Draw Availability Period pursuant to Section 2.01(a)(ii), the aggregate Additional Term A Commitments of the Additional Term A Lenders were reduced to zero.

(ii) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(iii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06. Prepayments. (a) Optional. (i) The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole

55	Amended and Restated KCSR Credit Agreement

or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c). Each such prepayment of any Term Advance shall be applied to the installments thereof as directed by the Borrower, ratably to the Appropriate Lenders in accordance with their respective outstanding Term Advances. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind or delay the effectiveness of any notice of prepayment under this Section 2.06 if such prepayment would have resulted from a refinancing of all the Facilities and such refinancing is not consummated or is otherwise delayed.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as (1) no Default has occurred and is continuing or would result therefrom and (2) no proceeds of Revolving Credit Advances are used for this purpose, the Borrower may prepay any portion of the outstanding Term Advances; or the Parent or any of its Subsidiaries may purchase any portion of such outstanding Term Advances (which shall be automatically and permanently canceled immediately upon acquisition by the Parent and/or such Subsidiary) on the following basis:

(A) Any Company Party shall have the right to make a voluntary prepayment or purchase (as applicable) of Advances at a discount to par pursuant to Discount Range Prepayment Offers or Solicited Discounted Prepayment Offers (any such prepayment, the “Discounted Advance Prepayment”), in each case made in accordance with this Section 2.06(a)(ii); provided that no Company Party shall initiate any action under this Section 2.06(a)(ii) in order to make a Discounted Advance Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Advance Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Lender was willing to accept any prepayment of any Advance at a Submitted Discount within the Discount Range or in the case of Solicited Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Advances on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount (calculated on the face amount thereof) of the relevant Advances (the “Discount Range Prepayment Amount”), the tranche or tranches of Advances subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Advances with respect to each relevant tranche of Advances willing to be prepaid or purchased (as applicable) by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Advances and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each applicable Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount

56	Amended and Restated KCSR Credit Agreement

Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders, or such other date as may be specified in the relevant Discount Range Prepayment Notice (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment or purchase (as applicable) of any or all of its then outstanding Advances of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Term Lender’s Advances (the “Submitted Amount”) such Lender is willing to have prepaid or purchased (as applicable) at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Advance Prepayment of any of its Advances at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) the Applicable Discount and Advances to be prepaid or purchased (as applicable) at such Applicable Discount in accordance with this subsection (B). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Advance Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment or purchase (as applicable) at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment or purchase (as applicable) of Advances equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Advances of each Participating Lender in the aggregate principal amount and of the tranches specified in such Term Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment or purchase (as applicable) of the principal amount of the relevant Advances for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Advance

57	Amended and Restated KCSR Credit Agreement

Prepayment and the tranches to be prepaid or purchased (as applicable), (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Advances to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (E) below (subject to subsection (I) below).

(C) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice (the “Solicited Discounted Prepayment Notice”); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Advances on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount (calculated on the face amount thereof) of the Advances (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Advances the Borrower is willing to prepay or purchase (as applicable) at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Advances and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to such Term Lenders, or such other date as may be specified in the relevant Solicited Discounted Prepayment Notice (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment or purchase (as applicable) of its then outstanding Term Advances and the maximum aggregate principal amount and tranches of such Term Advances (the “Offered Amount”) such Term Lender is willing to have prepaid or purchased (as applicable) at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment or purchase (as applicable) of any of its Term Advances at any discount.

(2) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited

58	Amended and Restated KCSR Credit Agreement

Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit a notice (an “Acceptance and Prepayment Notice”) to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) the aggregate principal amount and the tranches of Advances (the “Acceptable Prepayment Amount”) to be prepaid or purchased (as applicable) by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.06(a)(ii)(C). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment or purchase (as applicable) of Advances equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Advances pursuant to this subsection (C) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment or purchase (as applicable) of the principal amount of the Term Advances for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Advance Prepayment and the tranches to be prepaid or purchased (as applicable), (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Advances and the tranches to be prepaid or purchased (as applicable) at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid or purchased (as applicable) at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (E) below (subject to subsection (I) below).

59	Amended and Restated KCSR Credit Agreement

(D) In connection with any Discounted Advance Prepayment, the Company Parties and the Lenders acknowledge and agree that the Auction Agent may require the payment of customary and reasonable fees and expenses from a Company Party in connection therewith.

(E) If any Advance is prepaid in accordance with paragraphs (B) through (C) above, a Company Party shall prepay or purchase (as applicable) such Advances on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment or purchase (as applicable) to the Administrative Agent, for the account of the Participating Lenders or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York time) on the Discounted Prepayment Effective Date and all proceeds of such prepayments or purchases (as applicable) shall be applied to the remaining principal installments of the relevant tranche of Advances on a pro-rata basis across such installments. The Term Advances so prepaid or purchased (as applicable) shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid or purchased (as applicable) up to, but not including, the Discounted Prepayment Effective Date. The proceeds of each prepayment or purchase (as applicable) of the outstanding Advances pursuant to this Section 2.06(a)(ii) shall be paid to the Participating Lenders or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Advances of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Advances outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Advances prepaid or purchased (as applicable) on the Discounted Prepayment Effective Date in any Discounted Advance Prepayment. In connection with each prepayment or purchase (as applicable) pursuant to this Section 2.06(a)(ii), the relevant Company Party shall make a representation to the Lenders that it does not possess material non-public information with respect to the Parent and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

(F) To the extent not expressly provided for herein, each Discounted Advance Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.06(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(G) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.06(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(H) Each of the Company Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.06(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Advance Prepayment provided for in this Section 2.06(a)(ii) as well as activities of the Auction Agent.

60	Amended and Restated KCSR Credit Agreement

(I) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Advance Prepayment and rescind the applicable Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment or purchase (as applicable) to a Lender, as applicable, pursuant to this Section 2.06(a)(ii) shall not constitute a Default or Event of Default).

(b) Mandatory. (i) The Borrower shall, on each Prepayment Date, prepay an aggregate principal amount of the Term Advances in an amount equal to the amount of Net Cash Proceeds; provided, however, that if an Investment Grade Period shall have commenced following the Restatement Effective Date (irrespective of whether such Investment Grade Period shall have ended), the foregoing obligation of the Borrower to prepay the aggregate principal amount of the Term Advances shall be limited to amounts qualified as Net Cash Proceeds under clause (b) of the definition thereof. Each such prepayment shall be applied to the installments of the Term Facility as directed by the Borrower, ratably to the Appropriate Lenders in accordance with, as the case may be, their respective outstanding Term Advances.

(ii) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances and deposit an amount in the L/C Collateral Account in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(iii) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(iv) Prepayments of the Revolving Credit Facility made pursuant to clause (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full and third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Collateral Account to Cash Collateralize the Letters of Credit then outstanding; and the amount remaining (if any) after the prepayment in full of the Advances then outstanding and the Cash Collateralization of the Letters of Credit then outstanding may be retained by the Borrower. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable.

(v) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c).

SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

61	Amended and Restated KCSR Credit Agreement

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid overdue principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the acceleration of the Advances, or the giving of notice by the Administrative Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee (the “Commitment Fee”), from the Original Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2011, and on the Termination Date, equal to the Applicable Commitment Fee Rate times the average daily Unused Revolving Credit Commitment of such Lender; provided, however, that any Commitment Fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall

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accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2011, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit and on the Termination Date in respect of the Letter of Credit Facility, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of (A) all Standby Letters of Credit outstanding from time to time at the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit Facility and (B) all Trade Letters of Credit then outstanding at the rate of 0.20% per annum. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or 6.01(f), the amount of commission payable by the Borrower under this clause (b)(i) shall be increased by 2% per annum on any overdue amounts.

(ii) The Borrower shall pay to the Issuing Bank, for its own account, (A) a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2011, and on the Termination Date in respect of the Letter of Credit Facility, on the average daily aggregate Available Amount during such quarter, from the Original Effective Date until the Termination Date in respect of the Letter of Credit Facility, at the rate of 0.20% per annum and (B) such other commissions, fronting fees, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and the Issuing Bank shall agree.

(c) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, other than by reason of an amortization payment, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the

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Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Eurodollar Rate Advance with an Interest Period of one month.

(iii) Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) any Change in Law or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date of this Agreement, there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that the Borrower shall not be responsible for costs under this Section 2.10(a) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 2.10(a). A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that any Change in Law affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations) (and a similar reserve requirement is not already reflected in the definition of “Eurodollar Rate”), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit; provided further that the Borrower shall not be responsible for costs under this Section 2.10(b) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 2.10(b). A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will

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automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due; provided that such Lender first confirms with the Administrative Agent that such payment has not been made to the Administrative Agent.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Subject to Section 2.04(a), whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate

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Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party severally agrees to repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents (other than any amounts contemplated by Section 19(b) of the Security Agreement (to the extent then in effect), which shall be held or applied against the Secured Obligations, by the Collateral Agent in accordance with the terms thereof) is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Bank and the Swing Line Bank (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Bank and the Swing Line Bank on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 hereof, Section 20 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

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(vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii) eighth, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date; and

(ix) ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

(g) If, as a result of any restatement of or other adjustment to the financial statements of the Measured Entities or for any other reason, the Borrower or the Required Lenders determine that (i) the Leverage Ratio as calculated by the Borrower or the Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in a higher Applicable Margin or Applicable Commitment Fee Rate for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lender Parties, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Law, automatically and without further action by the Administrative Agent or any Lender Party), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender Party under any other provision hereunder. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations under the Loan Documents.

SECTION 2.12. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under the Notes or any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender Party

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(as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, a Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent and each Lender Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender Party, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under the Notes or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender Party or the Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender Party that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Loan Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Loan Party (with a copy to the Administrative Agent), prior to the Restatement Effective Date and as reasonably requested by such Loan Party thereafter, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code),

(A) any Lender that is a U.S. person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender Party becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender Party is legally entitled to do so), whichever of the following is applicable:

(i) in the case of a Foreign Lender Party claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax;

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(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate that provides to the effect that (A) such Foreign Lender Party is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender Party and (y) executed originals of IRS Form W-8BEN; or

(iv) in the case of a Foreign Lender Party that is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, the certificate described in (iii) above, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(f) If the Administrative Agent or a Lender Party determines, in its sole discretion, that it has finally and irrevocably received a refund or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes imposed on such refund) of the Administrative Agent or such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Loan Party, upon the request of the Administrative Agent or such Lender Party, shall repay to the Administrative Agent or such Lender Party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or such Lender Party be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender Party in a less favorable net after-Tax position than the Administrative Agent or such Lender Party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) the Borrower (or the Administrative Agent) shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from any amounts payable hereunder for the account of Foreign Lender Party to the extent that such Foreign Lender Party has not provided to the Borrower and the Administrative Agent such forms or documentation as required by law that establish a complete exemption from any deduction or withholding required under FATCA.

SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and

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payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party hereunder and under the Notes and the other Loan Documents at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Use of Proceeds. The proceeds of the Advances (other than the Additional Term A Advances) and issuances of Letters of Credit were made available (and the Borrower used such proceeds and Letters of Credit) to consummate the Refinancing (including the repayment of the advances under the Existing Credit Facility (as defined in the Original Credit Agreement), pay related transaction fees and expenses, and provide working capital for the Borrower and its Subsidiaries for general corporate purposes (including Permitted Acquisitions). The proceeds of the Additional Term A Advances were made available for the purposes set forth in Section 2(c) of the Additional Term A Agreement.

SECTION 2.15. Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first,

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to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swing Line Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15(d); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swing Line Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swing Line Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees pursuant to Section 2.08(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15(d).

(C) With respect to any Commitment Fee or fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swing Line Bank,

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as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swing Line Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Banks’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.15(d).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swing Line Bank and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Bank shall not be required to fund any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Advance and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Cash Collateral. (i) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’

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Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(ii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Collateral Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent and the Issuing Bank as herein provided (other than as permitted under clause (a) or (e) of the definition of “Permitted Liens”), or that the total amount of such Cash Collateral is less than 103% of the Issuing Banks’ Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15(d) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv) Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to this Section 2.15(d), the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.16. Evidence of Debt. (a) The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note and a Term A Note, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment and the Term Commitment, respectively, of such Lender Party.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a)

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above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.07), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender (other than a Defaulting Lender), if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, the Issuing Bank and Swing Line Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in LC Disbursements and Swing Line Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18. Incremental Advances. (a) The Borrower may at any time or from time to time after the Restatement Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request that one or more additional tranches of Term Advances (the “Incremental Term Advances”) or additional Revolving Credit Commitments (the “Incremental Revolving Credit Commitments”; together with the Incremental Term Advances, the “Incremental Facilities”) be made available to the Borrower, provided that, immediately prior to, and after giving effect to the incurrence of such Incremental Facilities, (i) the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), (ii) no Default shall have occurred and be continuing or would result therefrom and (iii) the Parent shall be in compliance with the covenants set forth in Section 5.04 as of the last day of the most recently ended fiscal quarter, on a pro forma basis after giving effect to any such Incremental

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Facilities (and, without duplication, assuming that any Incremental Revolving Credit Commitments have been fully utilized). Each tranche of Incremental Term Advances and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Facilities shall not exceed $200,000,000. The Incremental Facilities (w) shall rank pari passu in right of payment and of security with the Term Facility in the case of Incremental Term Advances or the Revolving Credit Facility in the case of Incremental Revolving Credit Commitments, (x) shall not mature earlier than the latest Termination Date with respect to the Term A Advances in the case of Incremental Term Advances or the Revolving Credit Facility in the case of Incremental Revolving Credit Commitments, (y) except as otherwise provided in this sentence and except for terms reasonably satisfactory to the Administrative Agent, shall have the same terms as the Term Facility in the case of Incremental Term Advances or the Revolving Credit Facility in the case of Incremental Revolving Credit Commitments, and (z) subject to the provisions of this Section 2.18(a), shall have interest rates and amortization schedules as determined by the Borrower and the lenders thereof; provided that (A) as of the date of the incurrence of the Incremental Term Advance, the weighted average life to maturity of the Incremental Term Advance shall not be shorter than that of the existing Term Advances and (B) in the event that the All-In Yield applicable to such Incremental Term Advances or Incremental Revolving Credit Commitments exceeds the All-In Yield of the Term Advances or the Revolving Credit Facility, as applicable, existing at such time by more than 50 basis points, then the interest rate margins for the Term Advances or the Revolving Credit Facility, as the case may be, existing at such time, shall be increased to the extent necessary so that the All-In Yield of such Advances is equal to the All-In Yield of the applicable Incremental Term Advances or Incremental Revolving Credit Commitment, as applicable, minus 50 basis points. Any Incremental Facility may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Incremental Amendment.

(b) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Advances or Incremental Revolving Credit Commitments, as applicable. Incremental Term Advances and Incremental Revolving Credit Commitments may be made or provided by any existing Lender (and each existing Term Lender will have the right, but not an obligation, to make all or a portion of any Incremental Term Advance and each existing Revolving Credit Lender will have the right, but not an obligation, to provide all or a portion of the Incremental Revolving Credit Commitments, in each case on terms permitted in this Section 2.18) or any other Eligible Assignee. Commitments in respect of Incremental Term Advances and Incremental Revolving Credit Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by each Loan Party, each Lender and such other Eligible Assignee agreeing to provide such Commitment, the Administrative Agent and in the case of an Incremental Revolving Credit Commitment, the Issuing Bank and the Swing Line Bank. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18. The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Term Advance or an Incremental Revolving Credit Commitment, the borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Effective Date”) of each of the conditions set forth in Section 3.02 (it being understood that all references to “the date of such Borrowing” or similar language in such Section 3.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Advances and Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement.

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(c) This Section 2.18 shall supersede any provisions in Section 2.06, 2.13 or 9.01 to the contrary.

SECTION 2.19. Refinancing Amendments. At any time after the Original Effective Date, the Borrower may obtain, from any Lender or any other Eligible Assignee, Credit Agreement Refinancing Debt in the form of Other Advances or Other Commitments in each case pursuant to a Refinancing Amendment. Any Other Advances may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.02 and, solely to the extent that the applicable Credit Agreement Refinancing Debt is to be secured and to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of amendments to the Collateral Documents (or replacements thereof as contemplated by the final paragraph of each of Section 5.01(h) and 5.01(j)) as may be requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that such Credit Agreement Refinancing Debt is provided with the benefit of the applicable Collateral Documents, together with customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements generally consistent with those delivered on the Original Effective Date under Section 3.01. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Advances and Commitments subject thereto as Other Advances and/or Other Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. This Section 2.19 shall supersede any provisions in Section 2.06, 2.13 or 9.01 to the contrary.

SECTION 2.20. Extensions of Advances and Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.20, the Borrower may from time to time extend the maturity date, and otherwise modify the terms of any Class, or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of any Advances and/or Commitments applicable to such Class, or any portion thereof (and related outstandings) and/or modifying the amortization schedule in respect of Term Advances or Extended Term Advances (or any portion thereof) of any such Class) (each, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.20, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective outstanding Advances and unfunded Commitments of such Class) and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than thirty (30) days prior to the Termination Date of the applicable Class or Classes to be extended of the requested new Termination Date for such Extension and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. After giving effect to any Extension, the Revolving Credit Commitments, Extended Revolving Credit Commitments, Term Advances or Extended Term Advances so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder.

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(b) Each Extension shall be subject to the following:

(i) no Default shall have occurred and be continuing at the time any offering document in respect of an Extension Offer is delivered to the Lenders and at the time of such Extension;

(ii) except as to utilization fees, unused fees and final maturity, the Revolving Credit Commitment of any Revolving Credit Lender extended pursuant to an Extension (an “Extended Revolving Credit Commitment”, which term shall include, without limitation, any Extended Revolving Credit Commitment (or portion thereof) that is further extended pursuant to an Extension under this Section 2.20), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments and any prior Extended Revolving Credit Commitments (and related outstandings); provided that (A) subject to the provisions of Sections 2.04(c) and 2.04(d) to the extent dealing with Swing Line Advances and Letters of Credit which mature or expire after an applicable Termination Date when there exist Extended Revolving Credit Commitments with a longer applicable Termination Date, all Swing Line Advances and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments and/or Extended Revolving Credit Commitments in accordance with their Pro Rata Shares and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (y) repayments required upon any applicable Termination Date of any Class of Revolving Credit Commitments or Extended Revolving Credit Commitments) and (B) at no time shall there more than two (2) different Classes of Revolving Credit Commitments;

(iii) except as to interest rates, fees, amortization, final maturity date, required prepayment dates and Incremental Facilities under Section 2.18 (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Term Advances, or Extended Term Advances, of any Term Lender extended pursuant to any Extension shall have the same terms as the Class of Term Advances or Extended Term Advances subject to such Extension Offer; provided that at no time shall there be more than four (4) different Classes of Term Advances;

(iv) the final maturity date of any Term Advances of a Class to be extended in such Extension shall be later than the applicable Termination Date of such Class and the weighted average life to maturity of any Term Advances of a Class to be extended in such Extension shall be longer than the weighted average life to maturity of such Class;

(v) if the aggregate principal amount of Term Advances or Extended Term Advances (calculated on the face amount thereof) or Revolving Credit Commitments or Extended Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Advances, Extended Term Advances, Revolving Credit Commitments or Extended Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Advances, Extended Term Advances, Revolving Credit Commitments or Extended Revolving Credit Commitments, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably (based upon the respective Class) up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer;

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(vi) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(vii) any applicable Minimum Extension Condition shall be satisfied; and

(viii) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 3.02 shall be satisfied (with all references in such Section to the making of an Advance being deemed to be references to the Extension on the applicable date of such Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an officer of the Borrower.

(c) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.20, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05, 2.06, 2.13 or 9.05, (ii) each Extension Offer is required to contain a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s discretion) in the case of any Extension Offer of Term Advances, Extended Term Advances, Revolving Credit Commitments or Extended Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered and (iii) in the case of an Extension Offer with respect to Revolving Credit Commitments or Extended Revolving Credit Commitments, if the amount extended is less than the Letter of Credit Facility, such Letter of Credit Facility shall be reduced upon the date that is five (5) Business Days prior to the applicable Termination Date of the Class being extended (to the extent needed so that such Letter of Credit Facility does not exceed the aggregate Revolving Credit Commitment which would be in effect after such applicable Termination Date), and, if applicable, the Borrower shall Cash Collateralize any issued Letters of Credit. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.20 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Advances and/or Extended Revolving Credit Commitments on the terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.06, 2.08 or 7.08) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.20.

(d) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order establish new Classes or sub-Classes in respect of Revolving Credit Commitments, Extended Revolving Credit Commitments, Term Advances or Extended Term Advances so extended and such technical amendments as may be necessary in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.20. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.20 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any

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Mortgage that has a maturity date prior to the then latest applicable Termination Date so that such maturity date is extended to the then latest applicable Termination Date (or such later date as may be advised by local counsel to the Administrative Agent).

(e) In connection with any Extension, the Borrower shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.20.

ARTICLE III

CONDITIONS TO INITIAL EXTENSION OF CREDIT AND

ISSUANCE OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligations of the Lenders to make Advances and of the Issuing Bank to issue Letters of Credit hereunder became effective on the Original Effective Date, when each of the following conditions were satisfied (or waived in accordance with Section 9.01):

(a) The Administrative Agent shall have received on or before the Original Effective Date the following, each dated such day (unless otherwise specified):

(i) Executed counterparts of the Original Credit Agreement.

(ii) A Note executed by the Borrower in favor of each Lender (as defined in the Original Credit Agreement) requesting a Note at least one Business Day prior to the Original Effective Date.

(iii) A security agreement in substantially the form of Exhibit D hereto (the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank,

(B) (1) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement, in each case completed in a manner in conformance with the UCC and (2) a Memorandum of Security Agreement in the form of Exhibit D to the Security Agreement in a form appropriate for filing with STB,

(C) completed requests for information, dated on or before the Original Effective Date listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements, and

(D) an intellectual property security agreement in substantially the form of Exhibit B to the Security Agreement, duly executed by each Loan Party.

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(iv) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Transaction (as defined in the Original Credit Agreement) and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction (as defined in the Original Credit Agreement) and each Loan Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State (or other similar official) of the jurisdiction of incorporation of each Loan Party, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate (to the extent the Secretary of State in the applicable jurisdictions typically provides such a certification) and (3) such Loan Party is duly incorporated and in good standing (to the extent such concept exists in the applicable jurisdiction) or presently subsisting under the laws of the State of the jurisdiction of its incorporation.

(vi) (i) A certificate of the Secretary or Assistant Secretary of each Loan Party, countersigned on behalf of such Loan Party by another officer of such Loan Party, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date of the Initial Extension of Credit and (C) the good standing of each Loan Party (to the extent such concept exists in the applicable jurisdiction) (with the applicable good standing certificates attached thereto), and (ii) a certificate of the President or a Vice President of the Borrower, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the truth, in all material respects, of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (B) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii) A certificate, in substantially the form of Exhibit F hereto, attesting to the Solvency of the Loan Parties before and after giving effect to the Transaction (as defined in the Original Credit Agreement), from the chief financial officer of the Parent.

(ix) Delivery of the financial statements described in Sections 4.01(g) and (h) and forecasts prepared by management of the Parent, in form and substance satisfactory to the Lender Parties, of balance sheets, income statements and cash flow statements of the Measured Entities on a quarterly basis for each fiscal quarter ending during the first six months following the Original Effective Date and on an annual basis for each year thereafter until the year ending December 31, 2013.

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(x) A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

(xi) A favorable opinion of White & Case LLP, counsel for the Loan Parties, in substantially the form of Exhibit G-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xii) A favorable opinion of Alvord & Alvord, special STB counsel in substantially the form of Exhibit G-2 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiii) To the extent not covered by clause (xi) above, a favorable opinion of local counsel from each jurisdiction in which any Loan Party is organized, in substantially the form of Exhibit G-3 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(b) Since December 31, 2010, there has been no Material Adverse Change.

(c) The Lender Parties shall have received evidence that all recordings, filings or other actions necessary or, in the reasonable opinion of the Administrative Agent, desirable, to ensure that the Administrative Agent has a valid and perfected first priority lien and security interest in the Collateral (other than Collateral with respect to which a perfected first priority lien and security interest is not required until after the Original Effective Date pursuant to the terms hereof), have been completed.

(d) Certificates of insurance shall be delivered to the Administrative Agent evidencing the existence of insurance to be maintained by the Parent and its Restricted Subsidiaries pursuant to Section 5.01(c) and, if applicable, the Collateral Agent shall be designated as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder.

(e) The Borrower shall have paid all accrued and duly invoiced fees of the Agents and the Lender Parties and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent).

(f) The Lender Parties shall have received satisfactory evidence of repayment of all “Term B Advances” and “Term C Advances” under and as defined in the “Existing Credit Agreement” (as defined in the Original Credit Agreement) and the discharge of all liens other than Permitted Liens or other Liens permitted pursuant to Section 5.02(a).

(g) The Administrative Agent shall have received, at least three days prior to the Original Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. Patriot Act, that the Administrative Agent has requested reasonably in advance, but not less than ten days prior to the Original Effective Date.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of the Issuing Bank to issue a Letter of

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Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i) the representations and warranties contained in each Loan Document are correct on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

(ii) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of Parent and the Borrower. Each of the Parent and the Borrower represent and warrants as follows:

(a) Each Loan Party and each of its Restricted Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by the Parent free and clear of all Liens, except those created under the Collateral Documents (if any) or those permitted under clause (a), (e) or (j) of the definition of “Permitted Liens”.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the Original Effective Date (as to each such Subsidiary) the jurisdiction of its incorporation, (in the case of Restricted Subsidiaries) the

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number of shares of each class of its Equity Interests authorized and the number outstanding, on the Original Effective Date and the percentage of each such class of its Equity Interests owned by such Loan Party on the Original Effective Date. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries that are subject to the Security Agreement (if any) have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents (if any) or those permitted under clause (a), (e) or (j) of the definition of “Permitted Liens”.

(c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s powers, have been duly authorized by all necessary corporate or other action, and do not (i) contravene such Loan Party’s organizational documents, (ii) violate any (x) law, rule, regulation (including, without limitation, Regulation X and any provision of the Interstate Commerce Act and the Railway Labor Act), the violation or breach of which could be reasonably likely to have a Material Adverse Effect or (y) order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Restricted Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Restricted Subsidiaries. No Loan Party or any of its Restricted Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) to the extent this representation and warranty is to be made during a Security Period, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) to the extent this representation and warranty is to be made during a Security Period, the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or, to the extent this representation and warranty is to be made during a Security Period, the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) those that have otherwise been obtained or made on or prior to the Original Effective Date and which remain in full force and effect on the Original Effective Date, (B) to the extent this representation and warranty is to be made during a Security Period, the filing of financing statements or other filings pursuant to UCC or with STB which are necessary to perfect the security interests created by the Collateral Documents, which financing statements or other filings in form appropriate for filing have been delivered to the Administrative Agent and (C) the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.

(e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

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(f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Restricted Subsidiaries, including any Environmental Action, pending or threatened in writing before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.

(g) The Consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2010, and the related Consolidated statement of income and Consolidated statement of cash flows of the Parent and its Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of KPMG LLP, independent public accountants, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated results of operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis, and since December 31, 2010, there has been no Material Adverse Change.

(h) The Consolidated pro forma balance sheet of the Measured Entities as at December 31, 2010, and the related Consolidated pro forma statements of income and cash flows of the Measured Entities for the twelve months then ended, certified by the chief financial officer of the Parent, copies of which have been furnished to each Lender Party, fairly present the Consolidated pro forma financial condition of the Measured Entities as at such date and the Consolidated pro forma results of operations of the Measured Entities for the period then ended on such date, in each case giving effect to the Transaction (as defined in the Original Credit Agreement), all in accordance with GAAP.

(i) The Consolidated forecasted balance sheet, statement of income and statement of cash flows of the Measured Entities delivered to the Lender Parties pursuant to Section 3.01(a)(ix) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent’s best estimate of its future financial performance, it being recognized by the Lenders, however, that forecasts are subject to significant uncertainties and contingencies, which may be beyond the Parent’s and its Subsidiaries’ control and forecasts as to future events are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that the actual results during the period or periods covered by the forecasts described above may differ from the forecasted results in such forecasts and such differences may be material.

(j) Neither the Lenders Presentation nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained (when furnished and taken as a whole) any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 4.01(j), such information shall not include the forecasts described in Section 4.01(i), any pro forma financial information or other forward-looking information regarding the future condition of the industries in which they operate.

(k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any

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Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l) Neither any Loan Party nor any of its Restricted Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

(m) [Reserved]

(n) Upon the satisfaction of the conditions precedent or requirements set forth in Sections 3.01(a)(iii) and 5.01(j) and the delivery of account control agreements in accordance with the terms of the Loan Documents, all filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected security interest in the Collateral, securing the payment of the Secured Obligations. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents. Notwithstanding the foregoing, the representations and warranties set forth in this clause (n) shall not be required to be made during an Investment Grade Period.

(o) As of the date hereof, each Loan Party is, individually and together with its Subsidiaries, Solvent.

(p) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

(q) Except as otherwise set forth on Schedule 4.01(q) hereto or as disclosed in the Parent’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2010, filed with the Securities and Exchange Commission and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent, the Borrower nor any other Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) to the best knowledge and belief of the Parent and the Borrower, knows of any basis for any Environmental Liability.

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(r) (i) As of the date hereof, neither any Loan Party nor any of its Restricted Subsidiaries is party to any Tax sharing agreement with any Person who is not either a Loan Party or a Restricted Subsidiary, other than in the ordinary course of business.

(ii) Each of the Parent and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(s) Set forth on Schedule 4.01(s) hereto as of the Original Effective Date is a complete and accurate list of all Material Real Property owned in fee by any Loan Party or any of its Restricted Subsidiaries, showing as of the Original Effective Date the common name, county or other relevant jurisdiction, state and record owner thereof. Each Loan Party or such Restricted Subsidiary has good, marketable and insurable fee simple title to such Material Real Property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(t) Set forth on Schedule 4.01(t) hereto as of the Original Effective Date is a complete and accurate list of all major leases of real property under which any Loan Party or any of its Restricted Subsidiaries is the lessee, showing as of the Original Effective Date the common name, county or other relevant jurisdiction, state, lessor and the lessee thereof.

ARTICLE V

COVENANTS OF THE BORROWER AND PARENT

SECTION 5.01. Affirmative Covenants. From and after the Original Effective Date, so long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent Obligations in respect of indemnities for which a claim has not been made), any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each of the Parent and the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of their Restricted Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the Interstate Commerce Act and the Railway Labor Act except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of their Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, in each case, except where the failure to make any such payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, however, that neither the Parent, the Borrower nor any of their Restricted Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

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(c) Maintenance of Insurance. Maintain, and cause each of their Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with that carried by similarly sized companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent, the Borrower or such Restricted Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of their Restricted Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, in each case, except where (other than with respect to the preservation of the existence of the Parent and the Borrower) the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, however, that the Parent, the Borrower and their Restricted Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d) and provided further that neither the Parent, the Borrower nor any of their Restricted Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Parent, the Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent, the Borrower or such Restricted Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, the Borrower, such Restricted Subsidiary or the Lender Parties.

(e) Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, permit any of the Agents, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent, the Borrower and any of their Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Parent, the Borrower and any of their Restricted Subsidiaries with any of their officers or directors; provided that any such examinations shall be at the Lender’s sole expense and the Lenders shall coordinate the timing of their visits through the Administrative Agent; provided further that, in the absence of an Event of Default, the Agents shall not exercise their rights under this Section 4.01(e) more than two times during any Fiscal Year. Any Lender Party may accompany the applicable Agent on any such visitation.

(f) Keeping of Books. Keep, and cause each of their Restricted Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent, the Borrower and each such Restricted Subsidiary in accordance with GAAP in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of their Restricted Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events), except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(h) Covenant to Guarantee Obligations and Give Security. Notwithstanding anything to the contrary in the Collateral Documents (if any), upon the commencement of a Security Period and so long as a Security Period shall be in effect (it being understood and agreed that the second proviso set forth immediately following clause (v) below shall apply solely in respect of guaranties and guaranty supplements), upon (x) the formation or acquisition of any Significant Subsidiary by any Loan Party or any Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary or (y) the acquisition of any Material Real Property or material

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personal property by any Loan Party, and such Material Real Property or material personal property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of a Significant Subsidiary or any Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary, within 30 days after such event, as such time period may be extended in the Administrative Agent’s reasonable discretion, (A) cause each such Significant Subsidiary, and cause each direct and indirect parent of such Significant Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents and (B) furnish to the Collateral Agent a description of the Material Real Property and the material personal properties of such Significant Subsidiary or the Material Real Property and material personal properties so acquired, in each case in detail satisfactory to the Collateral Agent,

(ii) within 60 days after (A) such acquisition of any Material Real Property or material personal property by any Loan Party (excluding Excluded Property), as such time period may be extended in the Administrative Agent’s reasonable discretion, duly execute and deliver, and cause the applicable Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as reasonably requested by, and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such Material Real Property and material personal properties and (B) formation or acquisition of any new Significant Subsidiary or any Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary, as such time period may be extended in the Administrative Agent’s reasonable discretion, cause such Significant Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as reasonably requested by, and in form and substance satisfactory to the Collateral Agent, securing payment of all of the obligations of such Significant Subsidiary under the Loan Documents, and cause the applicable Loan Party and each such Significant Subsidiary to take whatever action may be reasonably necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the Material Real Property and material personal properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(h), enforceable against all third parties in accordance with their terms,

(iii) within 60 days after such formation or acquisition or any Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary, as such time period may be extended in the Administrative Agent’s reasonable discretion, deliver to the Collateral Agent, upon the reasonable request of the Collateral Agent, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to (1) the matters contained in clauses (i) and (ii) above, (2) such guaranties, guaranty supplements,

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mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, (3) any recordings, filings, notices, endorsements and other actions taken pursuant thereto being sufficient to create valid perfected Liens on such properties, as to matters of corporate formalities as Collateral Agent may request, and (4) such other matters as the Collateral Agent may reasonably request,

(iv) as promptly as practicable upon request after any such event, deliver, upon the written request of the Collateral Agent in its reasonable credit judgment, to the Collateral Agent with respect to each newly acquired parcel of Material Real Property, any newly acquired or newly formed Significant Subsidiary or any Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary, title insurance, land surveys and existing engineering, soils and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Collateral Agent, provided, however, that to the extent that any Loan Party or any of its Significant Subsidiaries shall have otherwise received any of the foregoing items with respect to such Material Real Property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and

(v) at any time and from time to time, promptly execute and deliver, and cause to execute and deliver, each Loan Party, each newly acquired or newly formed Significant Subsidiary and each Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary, any and all further instruments and documents and take, and cause each Loan Party, each newly acquired or newly formed Significant Subsidiary and each Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary to take, all such other action as the Collateral Agent may deem reasonably necessary or desirable to obtain the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements;

provided, however, that nothing in this clause (h) shall require the creation or perfection of pledges or security interests in Excluded Property or in particular assets of the Loan Parties if the Collateral Agent shall have determined that the cost of creation and perfection of such pledges or security interests is excessive in view of the benefit to be obtained by the Lenders; provided, further, that notwithstanding the first paragraph of this Section 5.01(h) or anything else to the contrary in any Loan Document, clauses (i), (iii) and (v) of this Section 5.01(h) shall apply at any time (whether or not a Security Period shall be in effect at such time) to the extent such clauses relate to guaranties or guaranty supplements.

In addition to the foregoing, upon the commencement of a Security Period and so long as a Security Period shall be in effect, the Borrower shall promptly, unless such RR Assets are Designated Fixed Assets, after any RR Assets are no longer the subject of any RR Lien, execute and deliver and cause each Loan Party whose assets are no longer subject to any RR Lien to execute and deliver, any further instruments and documents and take and cause each such Loan Party to take all such other action as the Collateral Agent may deem reasonably necessary or desirable to obtain the full benefits of or in perfecting and preserving the Liens of such mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements, and security agreements on the assets and property that is no longer the subject of an RR Lien.

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Notwithstanding anything to the contrary in any Collateral Document, upon the commencement of an Investment Grade Period and provided that no Default under Section 6.01(a) or (f) or Event of Default shall have occurred and be continuing, then, so long as such Investment Grade Period shall remain in effect, neither the Parent nor the Borrower shall be required to comply with the requirements set forth in this Section 5.01(h) and upon written notice from the Borrower delivered to the Administrative Agent and the Collateral Agent, all Liens and security interests granted pursuant to this clause (h) and the Collateral Documents shall automatically be terminated, released and discharged and, at the sole cost and expense of the Borrower, the Collateral Agent shall execute such UCC termination statements, STB filings, and other documents and take such other action as is reasonably requested by the Borrower to evidence such termination. Notwithstanding the foregoing, upon the commencement of a Security Period of the kind described in clause (b) of the definition thereof, each of the Parent and the Borrower shall again comply with the requirements of this Section 5.01(h) and each of the security interests that may have been terminated pursuant to the immediately preceding sentence shall be reinstated, except to the extent that the property subject to such security interest has been sold, leased, transferred or otherwise disposed of in one or more transactions permitted under Sections 5.02(e) or (h). Notwithstanding the foregoing, it is acknowledged and agreed that any security interest in any property that is reinstated pursuant to this paragraph shall (x) rank second in priority to any Lien created on any such property during an Investment Grade Period in compliance with Section 5.02(a), unless otherwise agreed by the holder of any such Lien and (y) be subject to any contractual restrictions permitted under Section 5.02(j). To effect the foregoing and at the sole cost and expense of the Borrower, the Borrower and the Collateral Agent shall, within (x) 90 days after the commencement of a Security Period of the kind described in clause (b) of the definition thereof, in the case of any mortgage of real property and (y) 60 days after the commencement of a Security Period of the kind described in clause (b) of the definition thereof, in the case of any other property (or, in either case, such longer period as may be agreed to by the Administrative Agent), execute documents substantially similar to the Collateral Documents in effect on the date hereof (with such changes as may be agreed between the Borrower and the Administrative Agent) and such other documents and take such other actions as the Administrative Agent or the Collateral Agent may reasonably request to evidence such reinstatement.

(i) Further Assurances. Notwithstanding anything to the contrary in any Collateral Document, upon the commencement of a Security Period and so long as a Security Period shall be in effect, promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries (or Unrestricted Subsidiaries of which any of the Equity Interests are or are to be pledged under the Collateral Documents) is or is to be a party, and cause each of such Subsidiaries to do so.

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(j) Mortgages. By the date that is 90 days after the Restatement Effective Date, as such time period may be extended in the Administrative Agent’s reasonable discretion, and provided that a Security Period shall then be in effect, the Borrower shall deliver:

(i) Amendments, supplements and restatements in form and substance satisfactory to the Collateral Agent of the existing Mortgages encumbering properties located in Illinois, Mississippi and Oklahoma (the “Mortgage Amendments”), each duly executed and acknowledged by a duly authorized officer of the applicable Loan Party party thereto, in a form suitable for filing or recording and otherwise in form and substance satisfactory to the Collateral Agent,

(ii) Evidence that all invoiced fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgage Amendments, including, without limitation, reasonable attorneys’ fees (including the reasonable fees and expenses of Shearman & Sterling LLP), filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes, if any, and title search charges and other charges incurred in connection with the recordation of the Mortgage Amendments, and

(iii) In addition to items listed immediately above, the Collateral Agent shall be satisfied with the advice (not a legal opinion) from local counsel acceptable to the Collateral Agent in each state in which a Mortgage Amendment is recorded which imposes a mortgage recording (or similar) tax in connection with such Mortgage Amendment relating to the effects of the transactions contemplated herein on the Lien priority of each such Mortgage Amendment, the mortgage recording (or similar) taxes payable in connection with each such Mortgage Amendment, and related matters.

Notwithstanding anything to the contrary in any Mortgage, upon commencement of an Investment Grade Period, and provided that no Default under Section 6.01(a) or (f) or Event of Default shall have occurred and be continuing, then, so long as such Investment Grade Period shall remain in effect, neither the Parent nor the Borrower shall be required to comply with the requirements set forth in this Section 5.01(j) and upon written notice from the Borrower delivered to the Administrative Agent and the Collateral Agent, all Liens and security interests granted pursuant to this clause (j) and the Mortgages shall automatically be terminated, released and discharged and, at the sole cost and expense of the Borrower, the Collateral Agent shall execute such UCC termination statements, STB filings, and other documents and take such other action as is reasonably requested by the Borrower to evidence such termination. Notwithstanding the foregoing, upon the commencement of a Security Period of the kind described in clause (b) of the definition thereof, each of the Parent and the Borrower shall again comply with the requirements of this Section 5.01(j) and each of the security interests that may have been terminated pursuant to the immediately preceding sentence shall be reinstated, except to the extent that the property subject to such security interest has been sold, leased, transferred or otherwise disposed of in one or more transactions permitted under Sections 5.02(e) or (h). Notwithstanding the foregoing, it is acknowledged and agreed that any security interest in any property that is reinstated pursuant to this paragraph shall (x) rank second in priority to any Lien created on any such property during an Investment Grade Period in compliance with Section 5.02(a), unless otherwise agreed by the holder of any such Lien and (y) be subject to any contractual restrictions permitted under Section 5.02(j). To effect the foregoing and at the sole cost and expense of the Borrower, the Borrower and the Collateral Agent shall, within 90 days after the commencement of a Security Period of the kind described in clause (b) of the definition thereof (or such longer period as may be agreed to by the Administrative Agent), execute and/or deliver, as applicable, documents substantially

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similar to the Mortgages in effect on the date hereof (with such changes as may be agreed between the Borrower and the Administrative Agent) and such other documents, including, without limitation, flood hazard determinations, evidence of flood insurance policies for Mortgaged Properties in flood hazard areas, and written acknowledgments of receipt of written notification from the Collateral Agent that the Mortgaged Properties are in flood hazard areas, in each case consistent with the requirements of Section 5(b) of the Restatement Agreement, and take such other actions as the Administrative Agent or the Collateral Agent may reasonably request to evidence such reinstatement.

SECTION 5.02. Negative Covenants. From and after the Original Effective Date, so long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent Obligations in respect of indemnities for which a claim has not been made), any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each of the Parent and the Borrower will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of their Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Restricted Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction or with the STB, a financing statement or other filing that names the Parent, the Borrower or any of their Restricted Subsidiaries as debtor (other than any filing made by a lessor of property solely for protective purposes), or sign or suffer to exist, or permit any of their Restricted Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement or other filing, or assign, or permit any of their Restricted Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens existing on the Original Effective Date and described on Schedule 5.02(a)(iii) hereto and any renewals, replacements or extensions of such Liens, provided that (x) the aggregate principal amount of the Debt, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Parent, the Borrower or any of their Restricted Subsidiaries and (z) any Debt secured by such renewed, replaced or extended Liens is permitted under Section 5.02(b);

(iv) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Restricted Subsidiaries to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended,

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renewed or replaced; and provided further that the Debt secured by Liens permitted by this clause (iv) shall be permitted under Section 5.02(b)(i)(I);

(v) Liens arising in connection with Capitalized Lease Obligations permitted under Section 5.02(b)(i)(I); provided that no such Lien shall extend to or cover any Collateral (if any) or assets other than the assets subject to such Capitalized Lease Obligations;

(vi) Liens on property of a Person existing at the time such Person is acquired, merged into or consolidated with the Parent, the Borrower or any of their Restricted Subsidiaries or becomes a Restricted Subsidiary of the Parent or the Borrower; provided that such Liens were not created in contemplation of such acquisition, merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Parent, the Borrower or such Restricted Subsidiary or acquired by the Parent, the Borrower or such Restricted Subsidiary;

(vii) Liens existing or deemed to exist in connection with Securitization Transactions; provided, that any outstanding Term Advances shall be prepaid to the extent required under Section 2.06;

(viii) Liens on the Collateral securing any Credit Agreement Refinancing Debt;

(ix) Liens upon or in real and personal property or equipment of the Borrower or any of its Restricted Subsidiaries (the “RR Assets”) to secure Debt incurred solely under and for purposes consistent with Title V of the Railroad Revitalization and Regulatory Reform Act of 1976 as amended (45 U.S.C. 821 et seq.) (the “RR Act”), which Liens on such RR Assets may rank senior to the Liens of the Secured Obligations in favor of the Secured Parties (unless such Liens are in favor of a Loan Party or an Affiliate of a Loan Party (any such senior Lien referred to as an “RR Lien”)), and the Lenders hereby agree that the Collateral Agent is hereby authorized and directed (without the need for any further consent of the Lender Parties) to release the Lien in favor of the Lender Parties on any RR Assets upon which an RR Lien shall be granted in favor of holders of Debt permitted under Section 5.02(b)(i)(K) (so long as the release of the Lien on such RR Assets does not constitute a release of all or substantially all of the Collateral (that secures the Obligations of the Loan Parties under the Loan Documents) in any transaction or series of related transactions); provided, however, that (A) no RR Lien shall extend to or cover any property other than the RR Assets that are the subject of the project for which the Borrower or its Restricted Subsidiary has submitted a request to the Secretary of Transportation (or similar authority) under the RR Act for financial assistance (or the bridge Debt in lieu thereof) and (B) no extension, renewal or replacement of RR Liens shall extend to or cover any property or assets not theretofore subject to the RR Lien being extended, renewed or replaced; and provided further that the Debt secured by RR Liens permitted by this clause (ix) shall be permitted by and incurred solely under Section 5.02(b)(i)(K);

(x) (A) so long as clause (B) below shall not apply, Liens on any Designated Fixed Assets or any other assets not constituting Collateral, or (B) (x) so long as the Leverage Ratio shall not be more than 3.75:1.00, as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 5.03(b) or Section 5.03(c) or (y) irrespective of whether the preceding clause (x) is applicable, if an

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Investment Grade Period shall have commenced following the Restatement Effective Date (and irrespective of whether such Investment Grade Period shall have ended), Liens securing liabilities of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed at the time of incurrence thereof 10% of the Consolidated Net Tangible Assets of the Measured Entities at such time; and

(xi) Liens on any Equity Interests in Meridian Speedway.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) in the case of the Parent, the Borrower and any of their respective Restricted Subsidiaries,

(A) Debt under the Loan Documents;

(B) the Surviving Debt;

(C) Debt of the Parent, the Borrower or any Restricted Subsidiary as an account party in respect of letters of credit (which do not constitute Letters of Credit hereunder) in an aggregate stated amount at any time outstanding not in excess of $30,000,000;

(D) Debt of (i) any Loan Party that is owed to any other Loan Party, (ii) any Restricted Subsidiary of the Parent that is not a Loan Party owed to any Subsidiary of the Parent that is not a Loan Party, (iii) Debt of any Loan Party owed to any Subsidiary of the Parent that is not a Loan Party which, to the extent that the aggregate amount for all such Debt exceeds $10,000,000, shall be subordinated in right of payment to the Obligations of such Loan Party under the Loan Documents pursuant to provisions at least as favorable to the Lenders as those set forth in the Affiliate Subordination Agreement (or otherwise on terms reasonably satisfactory to the Administrative Agent) and (iv) Debt of any Subsidiary of the Parent that is not a Loan Party owed to any Loan Party to the extent constituting an Investment permitted by Section 5.02(f);

(E) Debt of any Person that becomes a Restricted Subsidiary of the Borrower or the Parent after the Original Effective Date in accordance with the terms of Section 5.02(f) which Debt is existing at the time such Person becomes a Restricted Subsidiary of the Borrower or the Parent (other than Debt incurred solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower or the Parent);

(F) Debt in connection with Securitization Transactions up to an aggregate amount not to exceed (1) so long as clause (2) below shall not apply, $75,000,000, or (2) (x) so long as the Leverage Ratio shall not be more than 3.75:1.00, as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 5.03(b) or Section 5.03(c) or (y) irrespective of whether the preceding clause (x) is applicable, if an Investment Grade Period shall have commenced following the Restatement Effective Date (and irrespective of whether such Investment Grade Period shall have ended), $100,000,000;

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(G) Credit Agreement Refinancing Debt;

(H) Any other Debt, provided that before and after giving effect to the incurrence of such Debt (i) the Senior Secured Leverage Ratio is less than 3.50:1.00 and (ii) the Loan Parties are otherwise in compliance with the financial covenants set forth in Section 5.04, and provided further that, if such Debt is unsecured, (a) in no event shall the terms of such Debt require any scheduled payment of principal in cash of such Debt prior to the Termination Date, (b) a Restricted Subsidiary shall not guarantee such Debt unless (i) such Subsidiary is also a Subsidiary Guarantor under this Agreement, and (ii) such guarantee of such Debt provides for the release and termination thereof, without action by any party, upon any release and termination of the Subsidiary Guaranty by the applicable Subsidiary (other than by reason of repayment and satisfaction of all of the Obligations);

(I) Debt comprising Capitalized Lease Obligations or the deferred purchase price of newly-acquired equipment and other property or incurred to finance the acquisition of newly-acquired equipment pursuant to purchase money mortgages or otherwise, or in contemplation of a Sale and Leaseback Transaction pursuant to Section 5.02(h)(ii), to the extent the conditions set forth therein are satisfied; provided that such Debt is incurred within 270 days following the acquisition thereof, or if such property or equipment is purchased in installments, within 270 days of the final purchased installment;

(J) Debt consisting of guaranties described in Section 5.02(b)(i)(H);

(K) Debt incurred by the Borrower or a Restricted Subsidiary in a principal amount not to exceed $150,000,000 at any time outstanding, which Debt may be incurred only if (i) both before and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Debt shall be incurred under the RR Act or such Debt shall be incurred as a bridge to a refinancing for Debt to be incurred under the RR Act, and the proceeds thereof used solely for purposes consistent with the RR Act, (iii) the Debt shall not have a maturity date earlier than the Termination Date in respect of the Revolving Credit Commitment and (iv) the fair market value (as determined in a commercially reasonable manner by the Borrower) of the RR Assets used to secure Debt under this clause shall not materially exceed the amount of the Debt that is being secured by such RR Assets;

(L) Debt in respect of performance, surety or appeal bonds (in each case not in respect of borrowed money) provided in the ordinary course of business of the Parent, the Borrower and their Restricted Subsidiaries;

(M) Debt incurred under Hedge Agreements to the extent permitted under Section 5.02(k);

(N) Refinancing Debt incurred in respect of Debt under Sections 5.02(b)(i)(B), (E), (F) or (K); and

(O) Debt in respect of industrial revenue bonds or other similar governmental or municipal bonds; provided that before and after giving effect to

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the incurrence of such Debt, the Loan Parties are otherwise in compliance with the financial covenants set forth in Section 5.04.

(ii) Debt owed by the Parent, the Borrower, or any Restricted Subsidiary of the Parent to Meridian Speedway which Debt shall not exceed an aggregate amount equal to $100,000,000 and be subordinated in right of payment to the Obligations of such Person under the Loan Documents pursuant to provisions at least as favorable to the Lenders as those set forth in the Affiliate Subordination Agreement (or otherwise, on terms reasonably satisfactory to the Administrative Agent).

(c) [Reserved]

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into the Parent or the Borrower, or permit any of their Restricted Subsidiaries to do so, except that:

(i) any Restricted Subsidiary of the Parent or the Borrower may merge into or consolidate with the Parent, any other Restricted Subsidiary of the Parent or the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be an Affiliate of the Parent or the Borrower which is also a Loan Party, provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

(ii) in connection with any acquisition permitted under Section 5.02(f), any Restricted Subsidiary of the Parent or the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be an Affiliate of the Parent or the Borrower which is also a Loan Party; and

(iii) in connection with any sale or other disposition permitted under Section 5.02(e) (other than clause (ii) thereof), any Restricted Subsidiary of the Parent may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Restricted Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i) sales or leases of Inventory, used or surplus equipment, non-operating assets and non-income producing assets, and leases of any other assets, in each case in the ordinary course of its business, and the granting of any option or other right to purchase, lease, license or otherwise acquire Inventory in the ordinary course of its business;

(ii) in a transaction authorized by Section 5.02(d) or Section 5.02(h);

(iii) sales, transfers or other dispositions of assets among Loan Parties;

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(iv) (A) so long as clause (B) below shall not apply, other sales, transfers or other dispositions of assets; provided that (i) the Net Cash Proceeds from any such sale, transfer or other disposition are paid to the Lenders to the extent required by Section 2.06(b) and (ii) such assets are sold, transferred or otherwise disposed of for fair market value, or (B) so long as an Investment Grade Period shall have commenced (and irrespective of whether such Investment Grade Period shall have ended), sales, leases, transfers or other dispositions of assets with an aggregate fair market value not exceeding in any Measurement Period 15% of Total Assets as of the end of the immediately preceding fiscal quarter;

(v) sales, transfers and other dispositions of accounts receivable pursuant to one or more Securitization Transactions; provided that the Net Cash Proceeds from such sale are used to prepay the Term Advances pursuant to and in the amount required in, Section 2.06(b)(i) (to the extent applicable);

(vi) sales, leases, transfers or other dispositions of Designated Fixed Assets;

(vii) dispositions of cash and Cash Equivalents in the ordinary course of business, and

(viii) an exchange of locomotives or other rolling stock of substantially the same condition and value among the Loan Parties and any other Subsidiaries of the Parent.

(f) Investments in Other Persons. Make or hold, or permit any of their Restricted Subsidiaries to make or hold, any Investment in any Person, except:

(i) (A) Investments by the Parent, the Borrower and their Restricted Subsidiaries in Loan Parties, (B) Investments existing as of the Original Effective Date by the Parent, the Borrower and their Restricted Subsidiaries in Subsidiaries and (C) Investments by the Parent, the Borrower and their Restricted Subsidiaries in Subsidiaries other than Loan Parties after the Original Effective Date not to exceed, when aggregated with the amount of Permitted Acquisitions made pursuant to clause (c) of the definition thereof, $100,000,000, provided, however, that (x) so long as the Leverage Ratio shall not be more than 3.75:1.00, as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 5.03(b) or Section 5.03(c) or (y) irrespective of whether the preceding clause (x) is applicable, if an Investment Grade Period shall have commenced following the Restatement Effective Date (and irrespective of whether such Investment Grade Period shall have ended), Investments described in this clause (C) shall no longer be limited by such maximum amount;

(ii) loans and advances to officers, directors and employees in the ordinary course of the business of the Parent and its Restricted Subsidiaries in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(iii) Investments by the Parent and its Restricted Subsidiaries in Cash Equivalents;

(iv) Investments existing on the Original Effective Date and described on Schedule 5.02(f)(iv) hereto;

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(v) Investments by the Borrower and its Restricted Subsidiaries in Hedge Agreements permitted under Section 5.02(k);

(vi) Investments consisting of intercompany Debt permitted under Section 5.02(b), including, without limitation, loans and advances to the Parent;

(vii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(viii) Investments made with the net proceeds of issuances of Equity Interests by the Parent or any of its Restricted Subsidiaries;

(ix) Permitted Acquisitions;

(x) Investments by the Parent or the Borrower not exceeding $25,000,000 per annum in Meridian Speedway; provided that up to $10,000,000 in additional Investments by the Borrower in Meridian Speedway may be made in the immediately following fiscal year if such Investments were not made in the current fiscal year;

(xi) Investments consisting of (A) accounts receivable arising, (B) trade debt granted or (C) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(xii) Investments consisting of obligations or Equity Interests received in satisfaction of judgments;

(xiii) endorsement of checks for collection or deposit;

(xiv) Investments consisting of any deferred portion of the sales price received by the Parent, the Borrower or any Restricted Subsidiary in connection with any disposition permitted under Section 5.02(e);

(xv) Investments in an aggregate amount not to exceed the Available Basket Amount Not Otherwise Applied at such time;

(xvi) Investments made with Designated Fixed Assets or proceeds from the disposition thereof;

(xvii) Debt owing by one or more Foreign Subsidiaries organized under the laws of Mexico or any state or territory thereof to one or more Domestic Restricted Subsidiaries that own the Equity Interests of such Foreign Subsidiaries, to the extent such Foreign Subsidiaries pay dividends to such Domestic Restricted Subsidiaries in the form of such Debt in lieu of cash; provided that if any such Domestic Restricted Subsidiary is a Loan Party, any instrument evidencing such Debt shall be delivered and pledged to the Collateral Agent pursuant to, and to the extent required under, the Collateral Documents; and

(xviii) Investments not expressly permitted by clauses (i) through (xvii); provided that the aggregate amount of all such Investments (determined as of the date of each such Investment) permitted by this clause (xvii) shall not at any time exceed the

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greater of (x) $250,000,000 and (y) 5% of the Measured Entities’ Total Assets at such time.

(g) Restricted Payments. Unless (x) the Leverage Ratio is not more than 3.75:1.00, as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 5.03(b) or Section 5.03(c) or (y) irrespective of whether the preceding clause (x) is applicable, an Investment Grade Period shall have commenced after the date hereof (irrespective of whether such Investment Grade Period shall have ended), declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of their Restricted Subsidiaries to do any of the foregoing, or permit any of their Restricted Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Parent or the Borrower or to issue or sell any Equity Interests therein of any entity whose Equity Interests have been pledged as Collateral under the Security Agreement (each, a “Restricted Payment”), except that:

(i) The Parent may (A) declare and pay dividends and distributions payable only in common stock of the Parent, (B) make payments restricted by this Section pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent and its Subsidiaries, and (C) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests made by exchange for, or out of the proceeds of the substantially contemporaneous sale of, Equity Interests, and (D) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, pay cash dividends with respect to shares of its Preferred Interests in respect of which cash dividends are payable or which require redemptions or repurchases in cash,

(ii) any Restricted Subsidiary of the Parent or the Borrower may (A) declare and pay dividends ratably with respect to their capital stock and (B) declare and pay dividends in cash or property to any other Loan Party of which it is a Subsidiary,

(iii) payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets permitted by the terms of this Agreement,

(iv) cash payments in lieu of the issuance of fractional shares, and

(v) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Borrower may make Restricted Payments (and the Parent may use proceeds thereof to make Restricted Payments) in an aggregate amount not to exceed the Available Basket Amount Not Otherwise Applied at such time; provided that after giving effect thereto, the sum of the Unused Revolving Credit Commitments and Unrestricted Cash shall not be less than $100,000,000.

(h) Sale and Leaseback Transactions. The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction other than:

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(i) Sale and Leaseback Transactions involving locomotives, rolling stock or other equipment with Southern Capital Corporation, LLC; and

(ii) any other Sale and Leaseback Transaction if (i) at the time of such Sale and Leaseback Transaction no Default shall have occurred and be continuing, (ii) the proceeds from the sale of the subject property shall be at least equal to its fair market value on the date of such sale, and (iii) the Attributable Debt in connection with all Sale and Leaseback Transactions of the Parent and its Restricted Subsidiaries permitted by this Section 5.02(h)(ii) does not at any time exceed 10% of Consolidated Net Worth; provided that any Sale and Leaseback Transaction permitted pursuant to this Section 5.02(h)(ii) shall be deemed not to include any Attributable Debt for the purposes hereof to the extent that such Sale and Leaseback Transaction is consummated with respect to such newly-acquired equipment.

(i) Prepayments, Etc., of Debt. Unless (x) the Leverage Ratio is not more than 3.75:1.00, as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 5.03(b) or Section 5.03(c) or (y) irrespective of whether the preceding clause (x) is applicable, an Investment Grade Period shall have commenced after the date hereof (irrespective of whether such Investment Grade Period shall have ended), prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Material Debt, except (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of Material Debt (other than payments in respect of Material Debt constituting Subordinated Debt which are in contravention of the subordination provisions thereof), (iii) any prepayments or redemptions of Material Debt in connection with a refunding or refinancing of such Material Debt with Refinancing Debt, (iv) payments of secured Material Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Debt, (v) payments in respect of Material Debt owed to the Parent or any Subsidiary, and (vi) redemptions, prepayments or defeasance at any time of any senior or subordinated Material Debt and premium thereon (whether secured or unsecured) of the Borrower or of any Subsidiaries, provided that no Default shall have occurred and be continuing at such time or would result therefrom and after giving effect thereto, the sum of the Unused Revolving Credit Commitments and Unrestricted Cash shall not be less than $100,000,000, provided, further that in the case of any such redemption, prepayment or defeasance of Material Debt with a scheduled maturity date later than the earliest Termination Date, the amount of such redemption, prepayment or defeasance shall not exceed the Available Basket Amount Not Otherwise Applied at such time; or amend, modify or change in any manner materially adverse to the Lender Parties any term or condition of any Material Debt or Subordinated Debt.

(j) Negative Pledge. Enter into or suffer to exist, or permit any of their Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Surviving Debt, (B) any purchase money Debt permitted by Section 5.02(b)(i)(I) solely to the extent that the agreement or instrument governing such Debt permits the Liens of the Secured Parties under the Loan Documents, and any Liens in connection with the refinancing thereof, (C) any Capitalized Lease Obligation permitted by Section 5.02(b)(i)(I) solely to the extent that such Capitalized Lease Obligation permits the Liens of the Secured Parties under the Loan Documents and any Liens in connection with the refinancing thereof, (D) any Debt outstanding on the date any Restricted Subsidiary of the Parent becomes such a Restricted Subsidiary (so long as such agreement was not entered into solely in

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contemplation of such Restricted Subsidiary becoming a Restricted Subsidiary of the Parent) or (E) pursuant to the agreements entered into in connection with the formation, ownership and governance of Meridian Speedway.

(k) Speculative Transactions. Engage, or permit any of its Restricted Subsidiaries to engage, in any transaction involving speculative hedging or similar transactions other than Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Parent, the Borrower or any of their Restricted Subsidiaries shall be exposed in the conduct of their business and not for speculative purposes.

(l) Payment Restrictions Affecting Restricted Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of their Restricted Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of their Restricted Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Parent or any Restricted Subsidiary of the Parent (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents; (ii) any agreement or instrument evidencing Surviving Debt; (iii) any agreement or instrument in effect at the time such Subsidiary becomes a Restricted Subsidiary of the Borrower or the Parent, so long as such agreement or instrument was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower or the Parent; (iv) the agreements entered into in connection with the formation, ownership and governance of Meridian Speedway, as well as any restrictions applicable to any other joint venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 5.02(f), provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Parent, the Borrower and their Restricted Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment; (v) an agreement effecting a refinancing, replacement or substitution of Debt issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (ii) above; provided, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Parent, the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (ii); (vi) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Parent, the Borrower or any of their Restricted Subsidiaries; (vii) customary provisions restricting assignment of any licensing agreement (in which the Parent, the Borrower or any of their Restricted Subsidiaries is the licensee) or other contract entered into by the Parent, the Borrower or any of their Restricted Subsidiaries in the ordinary course of business; (viii) restrictions on the transfer of any asset pending the close of the sale of such asset, (ix) restrictions on the transfer of any asset subject to a Lien permitted by Section 5.02(a)(iii), (iv) or (v); (x) negative pledges and restrictions on Liens in favor of any holder of Debt for Borrowed Money permitted under Section 5.02(b) but only if such negative pledge or restriction expressly permits Liens securing the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Debt be secured by such Liens equally and ratably or on a junior basis; or (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business.

(m) Transactions with Affiliates. The Parent or the Borrower will not, nor will they permit any of their respective Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (i) transactions on

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terms and conditions not less favorable to the Parent, the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among (A) the Parent, the Borrower and Restricted Subsidiaries that are Loan Parties not involving any other Affiliate and (B) Restricted Subsidiaries that are not Loan Parties not involving any other Affiliate, (iii) loans or advances to employees, officers or directors in the ordinary course of business of the Parent, the Borrower or any of its Restricted Subsidiaries, (iv) to the extent permitted by this Agreement, the issuance or sale of Equity Interests (other than Disqualified Equity Interests) to Affiliates, or the receipt of capital contributions from holders of their Equity Interests, (v) payment in the ordinary course of business of compensation and fees to, and the provision of indemnities on behalf of, officers or directors of the Parent, the Borrower or any Restricted Subsidiary and (vi) Investments permitted under Section 5.02(f), Restricted Payments permitted under Section 5.02(g) (to the extent applicable) and sales, leases, transfers or other disposition of assets permitted under Section 5.02(e); provided, however, that notwithstanding anything in the foregoing to the contrary, (x) so long as the Leverage Ratio shall not be more than 3.75:1.00, as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 5.03(b) or Section 5.03(c) or (y) irrespective of whether the preceding clause (x) is applicable, if an Investment Grade Period shall have commenced following the Restatement Effective Date (and irrespective of whether such Investment Grade Period shall have ended), the Parent or the Borrower may, and may permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any other Loan Party or Subsidiary.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Parent or the Borrower will furnish to the Agents and the Lender Parties:

(a) Default Notice, Etc. As soon as possible and in any event within five Business Days after any officer of the Parent or any of its Restricted Subsidiaries obtains knowledge of the occurrence of each Default, a statement of the chief financial officer or other senior financial or accounting officer of the Borrower setting forth details of such Default or such litigation or other proceeding and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year (i), a copy of audited financial statements for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by (A) an opinion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) of KPMG LLP or other independent public accountants of recognized national standing, and (B) a certificate of the chief financial officer or other senior financial or senior accounting officer of the Parent stating that, to such officer’s knowledge after due inquiry, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto, together with a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04 and (ii) the unaudited consolidated balance sheet and related statement of income of the Measured Entities as of the end of and for such year, all certified by the Parent’s chief financial officer or other senior financial or senior accounting officer as presenting fairly in

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all material respects the financial condition and results of operations of the Measured Entities, on a consolidated basis consistently applied.

(c) Quarterly Financials. As soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the chief financial officer or other senior financial or senior accounting officer of the Parent as having been prepared in accordance with GAAP, together with (A) a certificate of said officer stating that, to such officer’s knowledge after due inquiry, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (B) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04 and (ii) the unaudited consolidated balance sheet and related statement of income of the Measured Entities as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, all certified by the Parent’s chief financial officer or other senior financial or senior accounting officer as presenting fairly in all material respects the financial condition and results of operations of the Measured Entities, on a consolidated basis consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(d) Annual Forecasts. As soon as available and in any event no later than 90 days after the end of each Fiscal Year, forecasts prepared by management of the Measured Entities, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year.

(e) ERISA. Promptly after the occurrence thereof, written notice of the occurrence of any ERISA Event that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(f) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action asserted in writing against any Loan Party or any of its Restricted Subsidiaries or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) so long as a Security Period shall be in effect, cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(g) Material Litigation and Proceedings. Promptly after the occurrence thereof, written notice of any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Restricted Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

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(h) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Restricted Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

Notwithstanding the foregoing, the obligations in paragraphs (b)(i) and (c)(i) of this Section 5.03 may be satisfied with respect to financial information of the Parent and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Parent filed with the SEC, provided that such materials are accompanied by the documentation specified in clauses (A) and (B) of paragraphs (b)(i) and (c)(i), respectively.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Parent and the Measured Entities will:

(a) Leverage Ratio. Maintain at the end of each fiscal quarter of the Parent a Leverage Ratio of not more than (i) so long as clause (ii) below shall not apply, 4.50:1.00, or (ii) in the event that an Investment Grade Period shall have commenced following the Restatement Effective Date (irrespective of whether such Investment Grade Period shall have ended), 3.75:1.00, and

(b) Interest Coverage Ratio. Maintain at the end of each fiscal quarter of the Parent an Interest Coverage Ratio of not less than (i) so long as clause (ii) below shall not apply, 2.50:1.00, or (ii) in the event that an Investment Grade Period shall have commenced following the Restatement Effective Date (irrespective of whether such Investment Grade Period shall have ended), 3.25:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been inaccurate in any material respect when made; or

(c) the Parent or the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), 5.02, 5.03(a) or 5.04; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such

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failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(e) any Loan Party or any of its Restricted Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt of such Loan Party or such Restricted Subsidiary (as the case may be) that is outstanding (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party or any of its Restricted Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $40,000,000 shall be rendered against any Loan Party or any of its Restricted Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) [Reserved]

(i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01, 5.01(h) or 5.01(i) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j) so long as a Security Period shall be in effect, any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01, 5.01(h) or 5.01(i) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority

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lien on and security interest in a material portion of the Collateral purported to be covered thereby; or

(k) a Change of Control shall occur; or

(l) any ERISA Event shall have occurred which, in the opinion of the Required Lenders, could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Law, the Borrower will pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent or the Collateral Agent determines that any funds held in the L/C Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the L/C Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

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ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action. (a) Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks and Cash Management Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

(b) In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks and Cash Management Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations (if any), together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents (if any), or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05 as though such Supplemental Collateral Agents were an “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents (if any) or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral (if any); provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. During a Security Period, should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the

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negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. BNS and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, BNS shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include BNS in its individual capacity. BNS and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if BNS were not an Agent and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender

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Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 7.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of their respective Term Commitments at such time and (iv) their respective Unused Revolving Credit Commitment at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders; provided,

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however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent, Swing Line Bank and Issuing Bank and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right with the approval of the Borrower (such approval not to be unreasonably withheld) to appoint a successor Agent as to such of the Facilities as to which such Agent has resigned or been removed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, with the approval of the Borrower (such approval not to be unreasonably withheld) appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to all of the Facilities and, in the case of a successor Collateral Agent, if a Security Period is in effect, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to less than all of the Facilities and, in the case of a successor Collateral Agent, if a Security Period shall then be in effect, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Agent with respect to the Letter of Credit Facility) and payments by the Borrower in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent as to any of the Facilities shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to such Facilities under this Agreement.

SECTION 7.07. Other Agents; Lead Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent,” “bookrunner,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lender Parties, those applicable to all Lender Parties as such. Without limiting the foregoing, none of the Lender Parties or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender Party. Each Lender Party acknowledges that it has not relied, and will not rely, on any of the Lender Parties or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all (i) Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations) and (ii) obligations of each other Loan Party to pay the principal amount of all reimbursement obligations and unpaid drawings with respect to any letters of credit issued for the account of any such Loan Party by any Lender Party or any Affiliate thereof, provided that the obligations of the Loan Parties pursuant to this clause (ii) shall not, at any time, exceed $30,000,000 (the letters of credit described in this clause (ii), the “Secured Letters of Credit”), in each case, whether direct or indirect, absolute or contingent, and whether for principal, interest (including, without limitation, Post Petition Interest), premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations and obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable,

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absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral, if any, or any other collateral or proceeds thereof, if any, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral (if any).

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(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral (if any) and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit, all Secured Cash Management Agreements, all Secured Hedge Agreements and all Secured Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, all Secured Cash Management Agreements, all Secured Hedge Agreements and all Secured Letters of Credit, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed

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Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit, all Secured Cash Management Agreements, all Secured Hedge Agreements and all Secured Letters of Credit shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit H hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “ this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts

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received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 8.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, all Secured Cash Management Agreements, all Secured Hedge Agreements and all Secured Letters of Credit, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of any Collateral Document, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time: (i) during any Security Period, release all or substantially all of the Collateral, or (ii) release the Guarantors from Guaranties representing all or substantially all of the value of the Guaranties, in any transaction or series of related transactions or (iii) reduce the percentage specified in the definition of the term “Required Lenders” or amend, modify or waive any provision of this Section 9.01 that has the effect of altering the number of Lenders required to approve any amendment, modification or waiver and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender (other than any Lender that is, at such time, a Defaulting Lender) that has a Commitment under, or is owed any amounts under or in respect of, the Term Facility or the Revolving Credit Facility if such Lender is directly and adversely affected by such amendment, waiver or consent: (i) increase the Commitments of such Lender; (ii) reduce the principal of, or stated rate of interest on, the Notes held by such Lender or any fees or other amounts stated to be payable hereunder to such Lender; (iii) postpone any date scheduled for any payment of principal of, or interest on, the Notes pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder or any Guaranteed Obligations payable under any Guaranty (except extensions expressly permitted in Section 2.20) or (iv) impose any restriction on the ability of such Lender to assign any of its rights or obligations hereunder; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Bank, as the case may be, under this Agreement; provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in

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addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents; provided further that any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(b) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to give effect to the terms of Sections 2.18, 2.19 or 2.20 and (b) to include appropriately the Lenders holding any Incremental Facilities or Extended Advances in any determination of the Required Lenders.

(c) Without the consent of the Syndication Agent or any Lead Arranger or any Lender or the Issuing Bank, the Loan Parties and the Administrative Agent may enter into the intercreditor arrangements contemplated by the definition of “Credit Agreement Refinancing Debt”.

SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, facsimile, or e-mail communication) and mailed, telegraphed, telecopied, telexed, faxed or delivered, if to the Parent or the Borrower, at its address at P.O. Box 219335, Kansas City, Missouri 64121-9335, Attention: Treasurer (Facsimile No. (816) 983-1198), with a copy to the Chief Financial Officer (Facsimile No. (816) 983-1297), if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Collateral Agent, at its address at c/o GWS Loan Operations, 720 King Street West, 2nd Floor, Toronto, Ontario, Canada M5V 2T3, Attention: U.S. Agency Loan Operations – Russell Tan, E-mail Address: Russell_Tan@scotiacapital.com (Facsimile No. (212) 225-5708), with copy to Scotia Capital, 711 Louisiana, Suite 1400, Houston, TX 77002, Attention: Healthcare/Diversified Execution – Paula Czach, Email: Paula_Czach@scotiacapital.com (Facsimile No. (832) 426-6023); if to the Administrative Agent, at its address at c/o GWS Loan Operations, 720 King Street West, 2nd Floor, Toronto, Ontario, Canada M5V 2T3, Attention: U.S. Agency Loan Operations – Russell Tan, E-mail Address: Russell_Tan@scotiacapital.com (Facsimile No. (212) 225-5708), with copy to Scotia Capital, 711 Louisiana, Suite 1400, Houston, TX 77002, Attention: Healthcare/Diversified Execution – Paula Czach, Email: Paula_Czach@scotiacapital.com (Facsimile No. (832) 426-6023); or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed, faxed or E-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or facsimile or confirmed by telex answerback, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent, and that notices and communications not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Delivery by facsimile or other form of electronic communication of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right

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preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay within 10 days after receipt of a written request together with backup documentation supporting such reimbursement request (i) all reasonable costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of one counsel (and (x) if reasonably necessary, a single local counsel in each relevant jurisdiction and a special or regulatory counsel in each specialty and (y) in the case of an actual or perceived conflict of interest, one additional counsel and if reasonably necessary, one additional local counsel in each relevant jurisdiction and one additional special or regulatory counsel in each specialty) for the Agents as a whole with respect thereto, with respect to advising each Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of one counsel (and (x) if reasonably necessary, a single local counsel in each relevant jurisdiction and a special or regulatory counsel in each specialty and (y) in the case of an actual or perceived conflict of interest, one additional counsel and if reasonably necessary, one additional local counsel in each relevant jurisdiction and one additional special or regulatory counsel in each specialty) for the Administrative Agent and each Lender Party taken as a whole with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, the Lead Arranger, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay within 10 days after receipt of a written request together with backup documentation supporting such reimbursement request, any and all claims, damages, losses, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees of one counsel for the Indemnified Parties and, if reasonably necessary, a single local counsel to the Indemnified Parties in each relevant jurisdiction and a special or regulatory counsel in each specialty (and, in the case of an actual or perceived conflict of interest, one additional counsel and, if reasonably necessary, one additional local counsel and one additional special or regulatory counsel for each Indemnified Party affected by such conflict)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense (x) is found by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party (or any Related Indemnified Party of such Indemnified Party) or a material breach in bad faith by such Indemnified Party (or any Related Indemnified Party of such Indemnified Party) of its obligations under the Loan Documents or (y) has resulted from any dispute solely among Indemnified Parties or their Related Indemnified Parties other

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than claims against any Indemnified Party in its capacity or in fulfilling its role as an Administrative Agent or Lead Arranger or any similar role under any Facility and other than claims arising out of any act or omission on the part of any Loan Party or any Affiliates. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party setting forth in reasonable detail the basis for such demand (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower then due under the Loan Documents. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

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SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party (or otherwise received evidence satisfactory to the Administrative Agent) that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default under Section 6.01(a) or (f) shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower) under each Facility for which a Commitment is being assigned, (iii) each such assignment shall be to an Eligible Assignee, (iv) except for an assignment under the Revolving Credit Facility from a Revolving Credit Lender to another Revolving Credit Lender or an assignment under the Term Facility from a Lender to another Lender or an Affiliate of a Lender, no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500; provided that, only one such fee shall be payable in respect of simultaneous assignments by any Lender to its Affiliates.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning

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Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

(f) The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that each such assignment shall be to an Eligible Assignee and the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that, only one such fee shall be payable in respect of simultaneous assignments by any Lender to its Affiliates.

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(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, release all or substantially all of the Collateral during a Security Period or reduce or limit the obligations of any Guarantor under Section 8.01 or release such Guarantor except in connection with transactions otherwise permitted hereunder.

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it), including without limitation, in favor of any Federal Reserve Bank in accordance with Regulation A.

(j) Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation

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under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $500, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

(l) Each Lender Party, acting for this purpose as agent of the Borrower, that grants a participation other rights to an SPC shall maintain a register on which it enters the name and address of each participant or SPC and the principal and interest amount of each participant’s interest or SPC’s interest in the Facility held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or other form of electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09. No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

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SECTION 9.10. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents, advisors and auditors and to actual or prospective Eligible Assignees and participants, and then only to the extent that each such person shall have been instructed to keep the same confidential in accordance with this Section 9.10, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document or (f) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor agrees to be bound by the provisions of this Section 9.10).

SECTION 9.11. Release of Collateral and Guarantees. In the event that (a) any items of Collateral becomes Designated Fixed Assets or (b) any Loan Party sells, transfers or otherwise disposes of all or any portion of any of the Equity Interests, assets or property owned by such Loan Party in a transaction not prohibited by this Agreement, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize and instruct the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower to release any Liens still in effect created by any Loan Document in respect of such items, Equity Interests, assets or property, including the release and satisfaction of record of any mortgage or deed of trust granted in connection herewith, and, in the case of a disposition of all or substantially all the Equity Interests or assets of any Subsidiary that is a Loan Party, to terminate such Subsidiary’s Obligations under the Guaranty and each other Loan Document. In addition, the Administrative Agent and the Collateral Agent will take such actions as are reasonably requested by the Borrower to terminate the Liens and security interests still in effect created by the Loan Documents when (i) all the Obligations (other than contingent Obligations in respect of indemnities for which a claim has not been made) have been paid in full and all Letters of Credit and Commitments have been terminated, or (ii) a Security Period shall no longer be in effect. The Borrower agrees to pay all reasonable out-of-pocket expenses of the Administrative Agent and the Collateral Agent in connection with releases of Liens and Obligations under the Guaranty provided for in this Section.

SECTION 9.12. Non-Consenting Lenders. If, at any time, any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole cost and expense, on prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.07 all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided further that such Non-Consenting Lender shall be entitled to receive the full outstanding principal amount of Advances so assigned, together with accrued interest and fees payable in respect of such Advances as of the date of such assignment.

SECTION 9.13. Patriot Act Notice. Each Lender to whom the Patriot Act applies and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide

123	Amended and Restated KCSR Credit Agreement

such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.14. Jurisdiction, Service of Process, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.15. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.16. WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.17. Amendment and Restatement; No Novation.

(a) This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Restatement Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Restatement Effective Date, the credit facilities described in the Existing Credit Agreement, as amended, shall be amended and restated in their entirety by the credit facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, as amended, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are

124	Amended and Restated KCSR Credit Agreement

necessary in order that the outstanding balance of such Advances, together with any Advances funded on the Original Effective Date, reflect the respective Commitment of the Lenders hereunder.

(b) On the Restatement Effective Date, (i) all Advances made by any Person that is a “Lender” under the Existing Credit Agreement which is not a Lender hereunder (each, an “Exiting Lender”) shall be repaid in full and the commitments and other obligations and rights (except as expressly set forth in the Existing Credit Agreement) of such Exiting Lender shall be terminated, (ii) all outstanding Advances not being repaid under clause (i) above shall be deemed Revolving Credit Advances or Term Advances (of the same Class (and any relevant sub-tranche) as constituted prior to the Restatement Effective Date), as applicable, hereunder and the Administrative Agent shall make such transfers of funds (all such transfers are deemed in compliance with the Loan Documents and shall supersede any provisions in Section 2.06, 2.13, 9.01 or 9.07 to the contrary) as are necessary in order that the outstanding balance of such Revolving Credit Advances or Term Advances, as applicable, are in accordance with the Pro Rata Share or relevant Term Commitments, as applicable, of the Lenders hereunder, (iii) there shall have been paid in cash in full all accrued but unpaid fees under the Existing Credit Agreement due to the Restatement Effective Date and all other amounts, costs and expenses then owing to any of the lenders and/or the Administrative Agent under the Existing Credit Agreement, (iv) all outstanding Letters of Credit under the Existing Credit Agreement shall be Letters of Credit hereunder and (v) all outstanding promissory notes issued by the Borrower to the lenders under the Existing Credit Agreement shall be promptly returned to the Administrative Agent which shall forward such notes to the Borrower for cancellation.

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125	Amended and Restated KCSR Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE KANSAS CITY SOUTHERN RAILWAY COMPANY, as Borrower

By
	Name:	Michael W. Upchurch
	Title:	Executive Vice-President and Chief Financial Officer

KANSAS CITY SOUTHERN, as Guarantor

By
	Name:	Michael W. Upchurch
	Title:	Executive Vice President and Chief Financial Officer

GATEWAY EASTERN RAILWAY COMPANY, as Guarantor

By
	Name:	Michael W. Upchurch
	Title:	Vice President and Chief Financial Officer

SOUTHERN DEVELOPMENT COMPANY, as Guarantor

By
	Name:	Michael W. Upchurch
	Title:	Vice President, Chief Financial Officer and Treasurer

THE KANSAS CITY NORTHERN RAILWAY COMPANY, as Guarantor

By
	Name:	Michael W. Upchurch
	Title:	Vice President and Chief Financial Officer

Amended and Restated KCSR Credit Agreement

TRANS-SERVE, INC., as Guarantor

By
	Name:	Michael W. Upchurch
	Title:	Vice President and Chief Financial Officer

PABTEX, INC., as Guarantor

By
	Name:	Michael W. Upchurch
	Title:	Vice President, Chief Financial Officer and Treasurer

KCS HOLDINGS I, INC., as Guarantor

By
	Name:	Michael W. Upchurch
	Title:	Vice President and Chief Financial Officer

KCS VENTURES I, INC., as Guarantor

By
	Name:	Michael W. Upchurch
	Title:	Vice President and Chief Financial Officer

SOUTHERN INDUSTRIAL SERVICES, INC., as Guarantor

By
	Name:	Michael W. Upchurch
	Title:	Vice President, Chief Financial Officer and Treasurer

VEALS, INC., as Guarantor

By
	Name:	Michael W. Upchurch
	Title:	Vice President, Chief Financial Officer and Treasurer

2	Amended and Restated KCSR Credit Agreement

THE BANK OF NOVA SCOTIA, as Administrative Agent

By
Name:
Title:

THE BANK OF NOVA SCOTIA, as Collateral Agent

By
Name:
Title:

THE BANK OF NOVA SCOTIA, as Issuing Bank, Swing Line Bank and Lender

By
Name:
Title:

3	Amended and Restated KCSR Credit Agreement

[Name of Lender], as Lender

By
Name:
Title:

For any Lender requiring a second signature line:

By
Name:
Title:

4	Amended and Restated KCSR Credit Agreement

SCHEDULE I

COMMITMENTS AND APPLICABLE LENDING OFFICES

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Swing Line Commitment	Domestic Lending Office	Eurodollar Lending Office

KCSR Credit Agreement